For further information: Paula Waters, VP, Investor Relations Phone 504/576-4380, Fax 504/576-2897 pwater1@entergy.com
INVESTOR NEWS
 Exhibit 99.1
August 3, 2010
ENTERGY REPORTS SECOND QUARTER EARNINGS

NEW ORLEANS – Entergy Corporation (NYSE: ETR) reported second quarter 2010 earnings of $1.65 per share on an as-reported basis and $1.71 per share on an operational basis, as shown in Table 1 below.  A more detailed discussion of quarterly results begins on page 2 of this release.

Table 1: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures
Second Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported Earnings	1.65	1.14	0.51	2.77	2.35	0.42

Less Special Items	(0.06)	(0.09)	0.03	(0.26)	(0.17)	(0.09)

Operational Earnings	1.71	1.23	0.48	3.03	2.52	0.51

Weather Impact	0.09	(0.01)	0.10	0.26	(0.03)	0.29

Operational Earnings Highlights for Second Quarter 2010

•
Utility’s results were higher due primarily to higher net revenue from increased sales volumes across all customer classes, including the effect of warmer-than-normal weather, and previous rate actions.

•
Entergy Nuclear’s earnings increased as a result of higher net revenue resulting primarily from higher generation due to fewer planned and unplanned outage days and the absence of significant impairments associated with decommissioning trusts recorded in second quarter 2009.

•	Parent & Other’s results were lower due primarily to higher income tax expense on Parent & Other activities.

“While the national economy continues to produce mixed results, both our utility and  non-utility nuclear businesses are delivering solid performance through our focus on operational excellence, attentive management of risk and our strong cash position,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer.  “Even as we achieve near-term success in this uncertain economic climate, we continue to plan and execute with the long-term goal of producing sustained value for all of our stakeholders.”

Entergy’s business highlights include the following:

•	The Arkansas Public Service Commission approved a unanimous settlement agreement reflecting a rate increase of approximately $63.7 million for Entergy Arkansas.
•	Entergy Gulf States Louisiana, L.L.C. and Entergy Louisiana, LLC received over $700 million of storm financing proceeds, including $290 million in storm reserves.
•	Vermont Yankee operated for 532 consecutive days prior to its planned refueling outage, its second such breaker-to-breaker run in the past four and a half years.
•
Employees at the Palisades Power Plant took home the highest honor in the Nuclear Energy Institute’s annual Top Industry Practice Awards, the B. Ralph Sylvia “Best of the Best” Award, over 14 other category winners.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, August 3, 2010, with access by telephone, 719-457-2080, confirmation code 1327346.  The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com.  A replay of the teleconference will be available through August 10, 2010, by dialing 719-457-0820, confirmation code 1327346.  The replay will also be available on Entergy’s website at www.entergy.com.

I.	Consolidated Results

Consolidated Earnings

Table 2 provides a comparative summary of consolidated earnings per share for second quarter and year-to-date 2010 versus 2009, including a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.  Utility’s earnings increased quarter-over-quarter as a result of higher net revenue due primarily to increased sales volumes across all customer classes, including warmer-than-normal weather, and the effect of previous rate actions, with the increase partially offset by higher interest expense.  Entergy Nuclear’s second quarter 2010 earnings increased as a result of higher net revenue due primarily to higher generation resulting from fewer planned and unplanned outage days and the absence of significant impairments associated with decommissioning trusts recorded in second quarter 2009.  Partially offsetting the increase was lower pricing and higher operation and maintenance expense.  Parent and Other’s results were lower in the current period compared to a year ago due primarily to higher income tax expense on Parent & Other activities.  Entergy’s results for the current period also reflect the positive effect of accretion associated with the company’s share repurchase programs.

Table 2: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Second Quarter and Year-to-Date 2010 vs. 2009 (see Appendix E for definitions of certain measures)
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
As-Reported
Utility	1.18	0.74	0.44	1.91	1.31	0.60
Entergy Nuclear	0.63	0.40	0.23	1.12	1.32	(0.20)
Parent & Other	(0.16)	-	(0.16)	(0.26)	(0.28)	0.02
Consolidated As-Reported Earnings	1.65	1.14	0.51	2.77	2.35	0.42

Less Special Items
Utility	-	-	-	-	-	-
Entergy Nuclear	(0.08)	(0.08)	-	(0.36)	(0.11)	(0.25)
Parent & Other	0.02	(0.01)	0.03	0.10	(0.06)	0.16
Consolidated Special Items	(0.06)	(0.09)	0.03	(0.26)	(0.17)	(0.09)

Operational
Utility	1.18	0.74	0.44	1.91	1.31	0.60
Entergy Nuclear	0.71	0.48	0.23	1.48	1.43	0.05
Parent & Other	(0.18)	0.01	(0.19)	(0.36)	(0.22)	(0.14)
Consolidated Operational Earnings	1.71	1.23	0.48	3.03	2.52	0.51
Weather Impact	0.09	(0.01)	0.10	0.26	(0.03)	0.29

Detailed earnings variance analysis is included in Appendix A-1 and Appendix A-2 to this release.  In addition, Appendix A-3 provides details of special items shown in Table 2 above.

Consolidated Net Cash Flow Provided by Operating Activities

Entergy’s net cash flow provided by operating activities in second quarter 2010 was $794 million compared to $642 million in second quarter 2009.  The overall quarterly increase was due primarily to:

•	the absence of hurricane and ice storm restoration spending which affected cash flow during second quarter 2009,
•	higher net revenue at the Utility and Entergy Nuclear, and
•	lower refueling outage costs due to fewer scheduled outages compared to second quarter 2009 at Entergy Nuclear.

Partially offsetting these increases was higher working capital requirements at the Utility.

Table 3 provides the components of net cash flow provided by operating activities contributed by each business with quarterly and year-to-date comparisons.

Table 3: Consolidated Net Cash Flow Provided by Operating Activities
Second Quarter and Year-to-Date 2010 vs. 2009
(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
Utility	577	527	50	993	678	315
Entergy Nuclear	244	119	125	550	372	178
Parent & Other	(27)	(4)	(23)	(75)	(34)	(41)
Total Net Cash Flow Provided by Operating Activities	794	642	152	1,468	1,016	452

II.	Utility

In second quarter 2010, Utility’s as-reported and operational earnings were $1.18 per share compared to $0.74 per share on the same bases in second quarter 2009.  Earnings for the Utility in the current quarter reflect higher net revenue due to increased sales across all customer classes and rate adjustments at Entergy Gulf States Louisiana, Entergy Louisiana and Entergy Mississippi under their formula rate plans.  In addition, second quarter 2009 results included a regulatory charge at Entergy Texas associated with a May 2009 Federal Energy Regulatory Commission Order.  Partially offsetting higher Utility net revenue was an increase in interest expense on higher debt borrowings.

Electricity usage, in gigawatt-hour sales by customer segment, is included in Table 4.  Current quarter sales reflect the following:

•	Residential sales in second quarter 2010, on a weather-adjusted basis, increased 2.1 percent compared to second quarter 2009.
•	Commercial and governmental sales, on a weather-adjusted basis, increased 1.5 percent quarter over quarter.
•	Industrial sales in the second quarter increased 12.2 percent compared to the same quarter of 2009.

Residential, commercial and industrial classes reflected sales growth with a continuation of the recovery in economic activity evidenced earlier this year in Entergy’s service territory. The improvement in industrial sales in second quarter 2010 was driven by the need to build inventories, a rebound in the auto industry and rising exports with the chemicals, refineries and primary metals sectors realizing most of the benefits.  Some declines in pipelines and pulp and paper partially offset an otherwise robust recovery in the industrial base.  Small and mid-sized industrial customers continued to see recovery benefiting from global industrial expansion. Warmer-than-normal weather also contributed to the increase in sales volume.

Table 4 provides a comparative summary of the Utility’s operational performance measures.

Table 4: Utility Operational Performance Measures
Second Quarter and Year-to-Date 2010 vs. 2009 (see Appendix E for definitions of measures)

	Second Quarter				Year-to-Date
	2010	2009	% Change	% Weather Adjusted	2010	2009	% Change	% Weather Adjusted
GWh billed
Residential	7,705	7,100	8.5%	2.1%	17,350	14,992	15.7%	3.0%
Commercial and governmental	7,384	7,095	4.1%	1.5%	14,448	13,851	4.3%	2.3%
Industrial	9,862	8,790	12.2%	12.2%	18,596	16,929	9.8%	9.8%
Total Retail Sales	24,951	22,985	8.6%	5.8%	50,394	45,772	10.1%	5.3%
Wholesale	971	1,313	(26.0)%		2,287	2,700	(15.3)%
Total Sales	25,922	24,298	6.7%		52,681	48,472	8.7%
O&M expense per MWh	$19.21	$20.96	(8.3)%		$18.24	$19.75	(7.6)%
Number of retail customers
Residential					2,351,556	2,330,337	0.9%
Commercial and governmental					350,313	346,414	1.1%
Industrial					45,841	43,864	4.5%

Appendix B provides information on selected pending local and federal regulatory cases.

III.	Entergy Nuclear

Entergy Nuclear earned $0.63 per share on an as-reported basis in second quarter 2010, compared to as-reported earnings of $0.40 per share in second quarter 2009.  On an operational basis, second quarter 2010 Entergy Nuclear earnings were $0.71 per share versus $0.48 per share in the second quarter of the prior year.  Entergy Nuclear’s operational earnings increased as a result of higher net revenue due primarily to higher generation resulting from fewer planned and unplanned outages.  Also, contributing to the increase in earnings was the absence of significant impairments associated with decommissioning trusts recorded in second quarter 2009.  Partially offsetting the increase was lower pricing and higher non-fuel operation and maintenance expense due primarily to tritium remediation work at the Vermont Yankee site, a lower amount deferred for later amortization due to fewer refueling outage days, and higher pension and benefits expense.

Table 5 provides a comparative summary of Entergy Nuclear’s operational performance measures.

Table 5: Entergy Nuclear Operational Performance Measures
Second Quarter and Year-to-Date 2010 vs. 2009 (see Appendix E for definitions of measures)

	Second Quarter			Year-to-Date
	2010	2009	% Change	2010	2009	% Change
Net MW in operation	4,998	4,998	-%	4,998	4,998	-%
Average realized price per MWh	$57.69	$59.22	(3)%	$58.22	$61.66	(6)%
Production cost per MWh (a)	$24.40	$24.30	-%	$24.05	$23.69	2%
Non-fuel O&M expense/purchased power per MWh (a)	$25.49	$25.33	1%	$24.54	$23.80	3%
GWh billed	9,868	8,980	10%	20,123	19,054	6%
Capacity factor	90%	81%	9%	92%	87%	5%
Refueling outage days:
Indian Point 2	11	-		33	-
Indian Point 3	-	15		-	36
Palisades	-	32		-	41
Pilgrim	-	31		-	31
Vermont Yankee	29	-		29	-

(a)	Second quarter and year-to-date periods in 2009 and 2010 exclude the effect of the special item for non-utility nuclear spin-off expenses

Table 6 provides capacity and generation sold forward projections for Entergy Nuclear.

Table 6: Entergy Nuclear’s Capacity and Generation Projected Sold Forward
Third Quarter 2010 through 2014 (see Appendix E for definitions of measures)
	Balance of 2010	2011	2012	2013	2014
Energy
Planned TWh of generation	20	41	41	40	41
Percent of planned generation sold forward (b)
Unit-contingent	53%	73%	40%	15%	14%
Unit-contingent with availability guarantees	38%	17%	14%	6%	3%
Firm LD	-%	2%	2%	-%	-%
Offsetting positions	-%	(2)%	(2)%	-%	-%
Total Energy Sold Forward (net)	91%	90%	54%	21%	17%
Average contract price per MWh (c)	$58	$54	$53	$50	$50

Capacity
Planned net MW in operation	4,998	4,998	4,998	4,998	4,998
Percent of capacity sold forward
Bundled capacity and energy contracts	26%	25%	18%	16%	16%
Capacity contracts	46%	26%	30%	13%	-%
Total Capacity Sold Forward	72%	51%	48%	29%	16%
Average capacity contract price per kW per month	$3.2	$3.5	$2.9	$2.6	$-

Blended Capacity and Energy Recap (based on revenues)
Percent of planned energy and capacity sold forward	92%	90%	57%	21%	15%
Average contract revenue per MWh (c)	$60	$55	$55	$53	$50

(b)  A portion of EN’s total planned generation sold forward through March 2012 is associated with the Vermont Yankee contract, for which pricing may be adjusted.
(c)  Average contract prices exclude payments that may be owed under the value sharing agreement with the New York Power Authority.

IV.	Parent & Other

Parent & Other reported a loss of $(0.16) per share on an as-reported basis in second quarter 2010 compared to breakeven performance on an as-reported basis in second quarter 2009.  On an operational basis, Parent & Other reported a loss of $(0.18) per share in the current quarter and earnings of $0.01 per share in second quarter 2009.  Higher income tax expense on Parent & Other activities was the primary factor driving results for the quarter.

V.	Other Financial Performance Highlights

Earnings Guidance

Entergy affirmed its earnings guidance ranges of $5.95 to $6.80 per share on an as-reported basis and $6.40 to $7.20 per share on an operational basis.  On April 15, 2010, Entergy revised its 2010 as-reported earnings guidance to a range of $5.95 to $6.80 per share from $6.15 to $6.95 per share to reflect the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus Energy Corporation and EquaGen LLC.  This charge will be classified as a special item in 2010, and therefore is excluded from the operational earnings per share guidance range. The total potential charge estimated at $0.40 to $0.45 per share, as of April 2010, includes previously identified special items for spin-off dis-synergies and expenses for outside services provided to pursue the spin-off, for which $0.25 per share had already been reflected in as-reported earnings guidance.  Entergy has initiated efforts to eliminate spin-off dis-synergies as soon as possible during 2010.

Year-over-year changes are shown as point estimates and are applied to 2009 earnings to compute the 2010 guidance midpoint.  Drivers for the 2010 operational guidance range are listed separately.  Because there is a range of possible outcomes associated with each earnings driver, a range is applied to the calculated guidance midpoints to produce Entergy’s guidance ranges for as-reported and operational earnings.  The current 2010 earnings guidance is detailed in Table 7 below.

Table 7: 2010 Earnings Per Share Guidance – As-Reported and Operational
(Per share in U.S. $) – Prepared October 2009; As-Reported Updated April 2010 (d)
Segment	Description of Drivers	2009 Earnings per Share	Expected Change	2010 Guidance Midpoint	2010 Guidance Range

Utility, Parent, & Other (includes Non-Nuclear Wholesale Assets)	2009 Operational Earnings per Share	3.22
	Adjustment to normalize weather		0.01
	Increased net revenue due to sales growth and rate actions		0.65
	Increased non-fuel operation and maintenance expense		(0.05)
	Increased depreciation expense		(0.08)
	Decreased other income		(0.15)
	Increased interest expense		(0.05)
	Non-nuclear wholesale assets contribution		(0.20)
	Accretion / other		0.20
	Subtotal	3.22	0.33	3.55

Entergy Nuclear	2009 Operational Earnings per Share	3.45
	Decreased net revenue due to lower pricing and volume		(0.15)
	Increased non-fuel operation and maintenance expense		(0.20)
	Increased depreciation expense		(0.05)
	Increased other income		0.20
	Accretion / other		-
	Subtotal	3.45	(0.20)	3.25

Consolidated Operational	2010 Operational Earnings per Share	6.67	0.13	6.80	6.40 – 7.20

Consolidated As-Reported	2009 As-Reported Earnings per Share
	Changes detailed above		0.13
	2010 Entergy Nuclear spin-off dis-synergies		(0.25)
	2009 Entergy Nuclear spin-off dis-synergies		0.23
	2009 Non-utility nuclear spin-off expenses for outside services at Parent & Other		0.14
	2010 As-Reported Earnings per Share Guidance Range	6.30	0.25	6.55	6.15 – 6.95
	Incremental special items related to the spin-off in connection with the business unwind		(0.15) – (0.20)
	Revised 2010 As-Reported Earnings per Share Guidance Range	6.30	0.05 – 0.10	6.35 – 6.40	5.95 – 6.80

(d)  Updated February 2010 to reflect 2009 final results and in April 2010 to reflect the special item for the total potential charge for the business unwind of Enexus Energy Corporation and EquaGen LLC.

Key assumptions supporting 2010 earnings guidance are as follows:

Utility, Parent & Other

•	Normal weather
•	Retail sales growth of around 4.5% on a weather adjusted basis; around 3% on a normalized basis excluding the effects of industrial expansion
•	Increased revenue associated with rate actions, including storm securitization which is offset by increased interest expense as noted below
•
Increased non-fuel operation and maintenance expense resulting from compensation and benefits expense and increased refueling outage amortization, largely offset by lower customer write-offs and the absence of 2009 storm related items

•	Increased depreciation associated with capital spending at the Utility
•	Decreased other income due to lower carrying charges and the absence of the 2009 gain on sale of land at the Utility
•	Increased interest expense associated with increased debt outstanding at the Utility, including storm securitization, partially offset by lower debt outstanding at the Parent
•	Break-even operations targeted for the non-nuclear wholesale assets business
•	Accretion / other is primarily driven by the effect of share repurchases in both 2009 and 2010

Entergy Nuclear

•
40 TWh of total output, reflecting an approximate 92 percent capacity factor, including 30 day refueling outages at Indian Point 2 and Vermont Yankee in Spring 2010 and FitzPatrick and Palisades in Fall 2010

•	88 percent of energy sold under existing contracts; 12 percent sold into the spot market
•
$57/MWh average energy contract price; $56/MWh average unsold energy price based on published market prices at the end of September 2009 (market prices have since declined with 2010 now averaging around the mid-$40s per MWh)

•	Palisades PPA revenue amortization of $46 million in 2010, down from $53 million in 2009
•
Non-fuel operation and maintenance expense, including refueling outage expense and purchased power, around $25/MWh resulting from increased compensation and benefits expense, higher NRC fees and increased refueling outage amortization

•	Increased depreciation associated with capital spending
•
Increased other income due primarily to the absence of 2009 decommissioning trust other than temporary impairments; earnings guidance does not incorporate assumptions for other than temporary impairments as financial market outcomes are outside of Entergy Nuclear’s control and difficult to predict

•	Offsetting effects of accretion / other are primarily driven by the effect of share repurchases in both 2009 and 2010, largely offset by a higher effective income tax rate in 2010

Share Repurchase Program

•	2010 average fully diluted shares outstanding of approximately 187 million (including effects of share repurchases in both 2009 and 2010)

Effective Income Tax Rate

•	2010 assumes an overall effective income tax rate of 36 percent

Revised 2010 As-Reported Earnings Guidance Range (April 2010)

•
In connection with the business unwind of the internal organizations for Enexus Energy Corporation and EquaGen LLC, the estimated range of a total potential charge of $0.40 to $0.45 per share reflects the write-off of capitalized costs incurred to date and certain other costs in accordance with generally accepted accounting principles.  This charge will be reported as a special item.  The range for this charge also includes the previously identified special items for spin-off dis-synergies and expenses for outside services provided to pursue the spin-off in 2010.

Earnings guidance for 2010 should be considered in association with earnings sensitivities as shown in Table 8.  These sensitivities illustrate the estimated change in operational earnings resulting from changes in various revenue and expense drivers.  Traditionally, the most significant variables for earnings drivers are utility sales for Utility, Parent & Other and energy prices for Entergy Nuclear.  The broader earnings guidance range for 2010 also takes into consideration the following:

•	A number of regulatory initiatives (rate actions) underway across the Utility jurisdictions
•	Timing flexibility for executing the share repurchase program across the year (guidance assumed execution on a ratable basis)
•	Potential outcomes for projected pension plan discount rate (guidance assumed 6.75%; actual is 6.1– 6.3%)

Estimated annual impacts shown in Table 8 are intended to be indicative rather than precise guidance.

Table 8: 2010 Earnings Sensitivities
(Per share in U.S. $) – Prepared October 2009
Variable	2010 Guidance Assumption	Description of Change	Estimated Annual Impact (e)
Utility, Parent & Other
Sales growth Residential Commercial / Governmental Industrial	Around 4.5% total sales growth on a weather adjusted basis	1% change in Residential MWh sold 1% change in Comm / Govt MWh sold 1% change in Industrial MWh sold	- / + 0.05 - / + 0.04 - / + 0.02
Rate base	Growing rate base	$100 million change in rate base	- / + 0.03
Return on equity	Authorized regulatory ROEs	1% change in allowed ROE	- / + 0.33
Entergy Nuclear
Capacity factor	92% capacity factor	1% change in capacity factor	- / + 0.07
Energy price	12% energy unsold at $56/MWh in 2010	$10/MWh change for unsold energy	- / + 0.15
Non-fuel operation and maintenance expense	$25/MWh non-fuel operation and maintenance expense/purchased power	$1/MWh change	+ / - 0.13
Outage (lost revenue only)	92% capacity factor, including refueling outages for four nuclear units	1,000 MW plant for 10 days at average portfolio energy price of $57/MWh for sold and $56/MWh for unsold volumes in 2010	- 0.04 / n/a

                    (e)  Based on 2009 average fully diluted shares outstanding of approximately 196 million.

VI.	Long-term Financial Outlook

Overarching Financial Aspiration

Entergy continues to aspire to deliver superior value to owners as measured by total shareholder return.  The company believes top-quartile total shareholder returns are achieved by:

•	Operating the business with the highest expectations and standards,
•	Executing on earnings growth opportunities while managing commodity and other business risks,
•	Delivering returns at or above the risk-adjusted cost of capital for each initiative, project, business, etc.,
•	Maintaining credit quality and flexibility,
•	Deploying capital in a disciplined manner, whether for new investments, share repurchases, dividends or debt retirements, and
•	Being disciplined as either a buyer or a seller consistent with the market or Entergy’s proprietary point-of-view.

Long-term Financial Outlook

Over the next five years, Entergy believes it offers a competitive utility investment opportunity combined with a valuable option represented by a unique, clean, non-utility generation business located in attractive power markets.  Table 9 summarizes the current long-term financial outlook.

Table 9: Long-term Financial Outlook
Prepared April 2010

Category	Long-term Outlook	Assumption

Earnings	Utility net income	5 to 6 percent compound annual net income growth rate over the 2010 – 2014 horizon (2009 base year).

Entergy Nuclear results
Revenue projections over the next five years are expected to routinely fluctuate based on commodity markets – one of the most important fundamental drivers for this business.  While current forward power prices would show a decline in the long-term financial outlook for this business compared to 2010, Entergy Nuclear offers a valuable option taking into consideration the contango forward curve and the potential positive effects of an economic rebound (on market heat rates, capacity markets and natural gas prices), new environmental legislation and / or regulation over the longer term.

Corporate results
Results will vary depending upon factors including future effective income tax and interest rates, the amount of share repurchases and the ability to achieve the targeted break-even financial results for the non-nuclear wholesale assets business.

Capital Deployment	A balanced capital investment / return program
Entergy continues to see productive investment opportunities at the Utility in the coming years, as well as an investment outlook at Entergy Nuclear that supports continued safe, secure and reliable operations and opportunistic investments.  Entergy aspires to fund this capital program without issuing traditional common equity, while maintaining a competitive capital return program.  Given the company’s financial profile with a mix of utility and non-utility businesses, return of capital is expected to be provided similar to the past through a combination of common stock dividends and share repurchases.  Absent other attractive investment opportunities, capital deployment through dividends and share repurchases could total as much as $5 billion over the next five years under the current long-term business outlook. The amount of share repurchases may vary as a result of material changes in business results or capital spending or new investment opportunities.

Credit Quality		Strong liquidity.

Solid credit metrics that support ready access to capital on reasonable terms.

The long-term financial outlook should be considered in association with 2014 financial sensitivities as shown in Table 10.  These sensitivities illustrate the estimated change in earnings or Adjusted EBITDA resulting from changes in business drivers.  Estimated impacts shown in Table 10 are intended to be illustrative.

Table 10: 2014 Financial Sensitivities – Illustrative (see Appendix E for definitions of measures)
Prepared April 2010
Long-term Outlook	Assumption	Drivers	Estimated Annual Impact
Utility			(Per share in U.S. $) (f)

Earnings growth	5 – 6% compound annual net income growth rate from 2010 through 2014 (2009 base)	1% retail sales growth $100 million/year investment in service 1% change in allowed ROE 1% change in non-fuel operation and maintenance expense $100 million change in debt	- / + 0.13 - / + 0.03 - / + 0.44 + / - 0.07 + / - 0.02
Entergy Nuclear			(Adjusted EBITDA in U.S. $; millions)

Adjusted EBITDA	Decline in Adjusted EBITDA at current forward power prices compared to 2010, plus option value	+0 – 1,500 Btu/kWh heat rate expansion +$0 – 30/ton CO2 +$0 – 4/kW-mo. capacity price - / + $0 – 2/MMBtu change in gas price	Up to 300 Up to 500 Up to 200 Down / Up to 600
Corporate			(Per share in U.S. $) (f)

Balanced capital investment / return / credit quality		1% change in interest rate on $1 billion debt 1% change in overall effective tax rate $500 million share repurchase	+ / - 0.03 + / - 0.10 + 0.20 – 0.25
(f) Based on estimated 2010 average fully diluted shares outstanding of approximately 187 million.

VII.	Appendices

Six appendices are presented in this section as follows:

•	Appendix A includes earnings per share variance analysis and detail on special items that relate to the current quarter and year-to-date results.
•	Appendix B provides information on selected pending local and federal regulatory cases.
•	Appendix C provides financial metrics for both current and historical periods. In addition, historical financial and operating performance metrics are included for the trailing eight quarters.
•	Appendix D provides a summary of planned capital expenditures for the next three years.
•	Appendix E provides definitions of the operational performance measures and GAAP and non-GAAP financial measures that are used in this release.
•	Appendix F provides a reconciliation of GAAP to non-GAAP financial measures used in this release.

A.	Variance Analysis and Special Items

Appendix A-1 and Appendix A-2 provides details of second quarter and year-to-date 2010 vs. 2009 as-reported and operational earnings variance analysis for “Utility,” “Entergy Nuclear,” “Parent & Other,” and “Consolidated.”

Appendix A-1: As-Reported and Operational Earnings Per Share Variance Analysis
Second Quarter 2010 vs. 2009
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Nuclear			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2009 earnings	0.74	0.74		0.40	0.48		-	0.01		1.14	1.23
Net revenue	0.40	0.40	(g)	0.10	0.10	(h)	-	-		0.50	0.50
Other than temporary impairment losses	-	-		0.19	0.19	(i)	-	-		0.19	0.19
Share repurchase effect	0.04	0.04		0.02	0.02		-	-		0.06	0.06
Depreciation/ amortization expense	0.02	0.02		-	-		-	-		0.02	0.02
Interest and other charges	(0.05)	(0.05)	(j)	0.05	0.03	(k)	0.02	0.02		0.02	-
Nuclear refueling outage expense	-	-		(0.01)	(0.01)		-	-		(0.01)	(0.01)
Decommissioning expense	-	-		(0.01)	(0.01)		-	-		(0.01)	(0.01)
Taxes other than income taxes	(0.01)	(0.01)		-	-		-	-		(0.01)	(0.01)
Other operation & maintenance expense	0.04	0.04		(0.10)	(0.08)	(l)	0.05	0.02	(m)	(0.01)	(0.02)
Other income (deductions)	(0.03)	(0.03)		(0.01)	(0.01)		(0.04)	(0.04)		(0.08)	(0.08)
Income taxes – other	0.03	0.03		-	-		(0.19)	(0.19)	(n)	(0.16)	(0.16)
2010 earnings	1.18	1.18		0.63	0.71		(0.16)	(0.18)		1.65	1.71

Appendix A-2: As-Reported and Operational Earnings Per Share Variance Analysis
Year-to-Date Second Quarter 2010 vs. 2009
(Per share in U.S. $, sorted in consolidated operational column, most to least favorable)
	Utility			Entergy Nuclear			Parent & Other			Consolidated
	As-Reported	Opera- tional		As-Reported	Opera-tional		As- Reported	Opera-tional		As- Reported	Opera-tional
2009 earnings	1.31	1.31		1.32	1.43		(0.28)	(0.22)		2.35	2.52
Net revenue	0.69	0.69	(g)	(0.05)	(0.05)	(h)	0.02	0.02		0.66	0.66
Other than temporary impairment losses	-	-		0.23	0.23	(i)	-	-		0.23	0.23
Share repurchase effect	0.07	0.07	(o)	0.04	0.04		(0.01)	(0.01)		0.10	0.10
Interest and other charges	(0.10)	(0.10)	(j)	(0.06)	0.05	(k)	0.07	0.07	(p)	(0.09)	0.02
Depreciation/ amortization expense	(0.01)	(0.01)		(0.01)	-		-	-		(0.02)	(0.01)
Decommissioning expense	(0.01)	(0.01)		(0.01)	(0.01)		-	-		(0.02)	(0.02)
Taxes other than income taxes	(0.02)	(0.02)		-	-		-	-		(0.02)	(0.02)
Nuclear refueling outage expense	(0.01)	(0.01)		(0.02)	(0.02)		-	-		(0.03)	(0.03)
Other income (deductions)	(0.05)	(0.05)	(q)	0.04	0.04		(0.03)	(0.03)		(0.04)	(0.04)
Other operation & maintenance expense	-	-		(0.24)	(0.11)	(l)	0.05	(0.01)	(m)	(0.19)	(0.12)
Income taxes – other	0.04	0.04		(0.12)	(0.12)	(r)	(0.08)	(0.18)	(n)	(0.16)	(0.26)
2010 earnings	1.91	1.91		1.12	1.48		(0.26)	(0.36)		2.77	3.03

Utility Net Revenue Variance Analysis 2010 vs. 2009 ($ EPS)
Second Quarter		Year-to-Date
Weather	0.10	Weather	0.29
Sales growth/ pricing	0.17	Sales growth/ pricing	0.24
Regulatory charge	0.07	Regulatory charge	0.07
Other	0.06	Other	0.09
Total	0.40	Total	0.69
(g)
The increase in the current quarter and year-to-date periods is due primarily to increased sales volumes across all customer classes and higher pricing resulting from formula rate plan adjustments for Entergy Gulf States Louisiana, Entergy Louisiana and Entergy Mississippi. Favorable weather also contributed to the quarter and year-to-date periods, as did the absence of a regulatory charge at Entergy Texas associated with a May 2009 Federal Energy Regulatory Commission Order.

(h)
The increase in the quarter is due primarily to higher revenues due to fewer planned and unplanned outage days, partially offset by lower pricing.  Lower pricing was the primary factor contributing to lower results in the year-to-date period.

(i)
The increase in the quarter and year-to-date periods is due to the absence of significant impairments associated with decommissioning trust fund investments recorded in both first and second quarters of 2009.

(j) The decrease in the quarter and year-to-date periods is due to higher interest expense on increased debt borrowings.

(k)    As-reported interest expense drivers include a first quarter 2010 charge for the balance of fees associated with cancellation of the Enexus Energy Corporation credit facility.  Going forward, no additional fees will be incurred, resulting in lower interest expense in second quarter 2010.  In addition, the year-to-date change on both as-reported and operational bases reflects lower affiliate guarantee fee expenses with Parent & Other.

(l)
The decrease in the quarter and year-to-date periods is due primarily to higher nuclear spending, due primarily to a lower amount deferred for later amortization due to fewer refueling outages in the first half of 2010, incremental costs associated with the remediation of the tritium leak at Vermont Yankee, as well as higher pension and benefits expense.  In addition, as-reported results for both periods reflect non-utility nuclear spin-off expenses, including the business unwind of Enexus and EquaGen LLC.

(m)  The increase, on an as-reported basis, in both the quarter and year-to-date periods reflect the reduction in the overall level of expenses in 2010 associated with the non-utility nuclear spin-off and business unwind of Enexus and EquaGen.

(n)   The decrease in the quarter and year-to-date periods is due primarily to decreases in valuation allowances on loss carryovers recorded in second quarter 2009.  In addition, the year-to-date decrease on an as-reported basis reflects an offset for tax benefits recorded in connection with the Enexus and EquaGen business unwind decision resulting from implementation expenses that previously were not deductible for tax purposes.

(o)   The increase in the year-to-date period represents accretion associated with Entergy’s share repurchase programs.

(p) The increase in the year-to-date period is due primarily to a lower average revolver rate and lower parent borrowings including parent debt redemptions.

(q) The decrease in the year-to-date period is due primarily to lower storm related carrying charges compared to the same period in 2009.

(r) The decrease is due primarily to the change in tax law associated with federal health care legislation enacted in 2010.

Appendix A-3 lists special items by business with quarter-to-quarter and year-to-date comparisons.  Amounts are shown on both earnings per share and net income bases.  Special items are those events that are less routine, are related to prior periods, or are related to discontinued businesses.  Special items are included in as-reported earnings per share consistent with generally accepted accounting principles (GAAP), but are excluded from operational earnings per share.  As a result, operational earnings per share is considered a non-GAAP measure.

Appendix A-3: Special Items (shown as positive / (negative) impact on earnings)
Second Quarter and Year-to-Date 2010 vs. 2009
(Per share in U.S. $)
	Second Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
Utility
None	-	-	-	-	-	-

Entergy Nuclear
Non-utility nuclear spin-off expenses (s)	(0.08)	(0.08)	-	(0.36)	(0.11)	(0.25)

Parent & Other
Non-utility nuclear spin-off expenses (s)	0.02	(0.01)	0.03	0.10	(0.06)	0.16
Total Special Items	(0.06)	(0.09)	0.03	(0.26)	(0.17)	(0.09)

(U.S. $ in millions)
	Second Quarter			Year-to-Date
	2010	2009	Change	2010	2009	Change
Utility
None	-	-	-	-	-	-

Entergy Nuclear
Non-utility nuclear spin-off expenses (s)	(14.5)	(15.1)	0.6	(68.8)	(21.7)	(47.1)

Parent & Other
Non-utility nuclear spin-off expenses (s)	4.0	(2.1)	6.1	18.5	(12.7)	31.2
Total Special Items	(10.5)	(17.2)	6.7	(50.3)	(34.4)	(15.9)

(s)  Includes non-utility nuclear spin-off dis-synergies and expenses for outside services to pursue the previously planned spin-off in both years and the charge in connection with the business unwind of Enexus Energy Corporation and EquaGen LLC in 2010.

B.	Regulatory Summary

Appendix B provides a summary of selected regulatory cases and events that are pending.

Appendix B: Regulatory Summary Table
Company	Pending Cases / Events
Retail Regulation

Entergy Arkansas Authorized ROE: 10.2% Last Filed Rate Base: $4.0 billion Filed 6/10 based on 6/30/09 test year, with known and measurable changes through 6/30/10
Rate Case Recent Activity:  In June 2010, the APSC approved a settlement and subsequent compliance tariffs effective for bills rendered for the first billing cycle of July 2010.  Key elements of the settlement include a $63.7 million rate increase (after removing $10.1 million for the securitization of ice storm costs) and a 10.2% allowed return on equity.  No Formula Rate Plan (FRP) or transmission rider was adopted.
Background:  On September 4, 2009, EAI filed a rate case requesting a $223.2 million increase reflecting an 11.5% ROE based on a June 30, 2009 test year with known and measurable changes through June 30, 2010.  The filing also included a proposed FRP, with key provisions calling for a +/- 25 basis point bandwidth, earnings outside the bandwidth resetting to the 11.5% midpoint ROE and rates changing on a prospective basis depending on whether EAI is over or under-earning.  The proposed FRP also included a recovery mechanism that provides timely recovery for APSC-approved expense for additional capacity purchase or construction / acquisition of new transmission or generating facilities.  Finally, the proposed FRP included an energy efficiency-related mechanism.  By April 2010 all testimony had been filed in the proceeding.  APSC Staff proposed a $49 million rate increase reflecting a 10.1% ROE. In the event a FRP was adopted, Staff recommended a further ROE reduction to 9.6%. EAI reduced its request to $168 million, reflecting a 10.65% ROE and the reduction to remove the revenue requirement associated with storm recovery from its case as discussed below.  Also, on February 11, 2010, the APSC requested comments from parties in the rate case on various issues raised related to transmission.  On March 3, 2010, EAI filed supplemental testimony regarding transmission costs and investments and potential recovery through a transmission rider or the proposed formula rate plan. EAI implemented its last base rate change, a $5.1 million rate reduction, on August 29, 2007.

Storm Cost Recovery Recent Activity:  In June 2010, the APSC approved EAI’s financing order.  The financing order authorizes the issuance of storm recovery bonds in an aggregate amount of $126.3 million, consisting of $121.7 million in storm recovery costs (including $11.5 million of carrying costs assuming a September 23, 2010 bond issuance) and upfront financing costs of $4.6 million.  The APSC set a cap of 4.4% on the coupon rate of the securitization bonds to ensure customer savings.
Background:  EAI incurred approximately $123 million in estimated restoration costs resulting from the severe ice storm that struck in January 2009.  Considering the magnitude of the statewide storm damages, the Arkansas legislature passed legislation authorizing storm reserve accounting in March 2009, followed by the enactment of storm securitization legislation in April.  Both pieces of legislation are effective for storms occurring on or after January 1, 2009.  The Administrative Law Judge (ALJ) approved the establishment of EAI’s storm cost reserve account on April 16, 2010 using the annual amount of $14.449 million previously established.  As part of EAI’s September 4, 2009 rate case filing, EAI included the 2009 ice storm restoration costs in cost-of-service, indicating the ice storm restoration costs would be removed from the pending rate case if the APSC approved EAI’s request to securitize the ice storm costs.  Since EAI’s analysis demonstrated that retail customers will benefit from lower costs using securitization versus conventional utility financing, EAI removed ice storm recovery from the pending rate case filing in its rebuttal testimony filed on March 24, 2010.

Show Cause Order Regarding System Agreement / Future Operation and Control of EAI’s Transmission Assets Recent Activity:  EAI continued to file testimony and participate in the hearing in the APSC Show Cause proceeding.  EAI also conducted the first two technical conferences for the APSC, its Staff, and other parties in May and July.  On May 11, 2010, the Southwest Power Pool (SPP) filed a detailed EAI Stand-Alone Cost Benefit Study (CBA) project schedule, contingent on certain milestones being reached in the SPP-Entergy CBA.  A draft report is due September 17, 2010, with the final report due October 2, 2010.
Background:  On February 11, 2010, the APSC issued a Show Cause order opening an inquiry to conduct an investigation, with the intent to render its decision by the end of 2010, regarding the prudence of EAI’s entering a successor pooling agreement with the other Entergy Operating Companies, as opposed to becoming a stand-alone entity upon exit from the System Agreement in December 2013, and whether EAI, as a stand-alone utility should join the SPP Regional Transmission Organization (RTO).  As a parallel matter, the APSC will also monitor whether Entergy will make any meaningful enhancements to its Independent Coordinator of Transmission (ICT) arrangement in 2010 with filings at FERC.  EAI noted in its testimony that it is not reasonable to complete a comprehensive evaluation of strategic options by the end of 2010 and that forcing a decision would place parties in the untenable position of making critical decisions based on insufficient information. EAI outlined three options for post-System Agreement operation of its electrical system: (1) EAI Self Provide – as a stand-alone company for resource planning; (2) EAI plus new Coordination Agreements with 3rd Parties – EAI self provides or contracts some functions, but also enters into one or more coordinating and / or pooling agreements with third parties, such as SPP RTO; and (3) Successor Arrangements – EAI plans for its own generation resources but enters into a new generation pooling agreement with other Entergy operating companies under successor arrangements that benefits all, but avoids litigation previously experienced.  EAI’s plan is expected to lead to a decision regarding critical path issues in late 2011, however, EAI anticipates several transition plan elements will move forward in 2010 and require ongoing dialogue.  In an attempt to reach understanding of complex issues, EAI proposes to hold a series of five technical conferences in the coming months targeting specific subject matter.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases / Events
Retail Regulation

Entergy Gulf States Louisiana

Authorized ROE Range:  9.9% - 11.4%
(electric)

10.0% - 11.0%
(gas)

Last Filed
Rate Base:
$2.3 billion
(electric)

Filed 5/10 based on 12/31/09 test year

$0.05 billion
(gas)

Filed 4/10 based on 9/30/09 test year

Formula Rate Plan Recent Activity:  At its May 19, 2010 Business and Executive (B&E) session, the LPSC accepted the joint LPSC Staff / EGSL report reflecting resolution of the 2008 test year FRP filing.  The report calls for a prospective reduction in EGSL’s rates of $847 thousand beginning with the June billing cycle and a refund of $494 thousand plus judicial interest through the fuel adjustment clause.  On May 28, 2010, EGSL made its 2009 test year FRP filing.  The filing reflected a 10.25% earned ROE which is within the bandwidth resulting in no cost of service adjustment.  The filing also reflected two increases outside of the FRP sharing mechanism: (1) $9.7 million to reflect an extraordinary cost change associated with a required increase in decommissioning accruals related to EGSL’s River Bend Station consistent with an earlier December 2009 filing, and (2) $20.8 million for capacity costs.  Further, in response to a depreciation rate complaint filed at FERC by the LPSC, EGSL presented two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $45.3 million (assuming a 40 year River Bend life) or $24.4 million (60 year life).  EGSL also noted that LPSC Staff, EGSL and intervenors continue working to design a transmission rider for EGSL.  At its July B&E session, the LPSC resolved the decommissioning matter, granting a $7.8 million increase effective September 2010.  Other matters remain subject to LPSC approval.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement resolving the 2007 test year FRP filing and extending the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retains the 10.65% ROE midpoint with a +/- 75 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to the company.  As part of the settlement, EGSL implemented a one-time rate reset to achieve its 10.65% midpoint ROE for the 2008 test year filing, which was filed October 21, 2009.  This filing reflected an 8.64% earned ROE and total rate increase of $44.3 million, including a $36.9 million cost of service adjustment, plus $7.4 million net for increased capacity costs and a base rate reclassification.  New rates took effect coincident with the November billing cycle and were subject to review and final approval by the LPSC.  All parties also committed to work together to attempt to develop a transmission rider for EGSL.  Finally, the settlement included a $3.7 million refund commencing with the November billing cycle for the 2007 test year FRP filing.  In January, EGSL implemented a further $23.9 million rate increase pursuant to the special rate implementation filing made in December, primarily for incremental capacity costs approved by the LPSC.  In addition, in December, EGSL filed a joint application seeking LPSC approval for a $9.7 million revenue requirement to provide supplemental funding for the decommissioning trust maintained for the LPSC-regulated 70% share of River Bend, in response to the NRC notification of a projected shortfall of decommissioning funding assurance.  EGSL had no funding in retail rates for decommissioning.

Storm Cost Recovery  Recent Activity:  On June 17, 2010, the Louisiana State Bond Commission granted the Louisiana Local Government Environmental Facilities and Community Development Authority (LCDA) authorization to issue up to $721 million in bonds on behalf of the Louisiana Utilities Restoration Corporation (LURC) in order to finance non-shareholder capital contributions to EGSL / ELL related to their system restoration costs associated with hurricanes Gustav and Ike and to establish future storm reserves.  In July 2010, $244.1 million of system restoration bonds were issued in three tranches, with an average life of 6.6 years and a duration weighted average coupon of 3.284%.  EGSL used proceeds (net of external issuance costs) to fund $90 million of storm reserves and the $150.3 million balance to purchase preferred securities from Entergy Holdings Company LLC to become a permanent part of EGSL’s capital structure.
Background:  In lieu of seeking interim recovery, on October 9, 2008, EGSL accessed $85 million of storm reserves funded by securitized debt proceeds.  On October 15, 2008, the LPSC approved EGSL’s request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery.  The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate.  New securitization legislation was not needed, as existing legislation extends to Gustav and Ike.  EGSL initiated its storm recovery proceeding for hurricanes Gustav and Ike on May 11, 2009.  EGSL also sought to replenish its storm reserve in the amount of $90 million.  On September 29, 2009, EGSL filed its first and second supplemental and amending joint applications in the storm proceeding requesting that the LPSC approve and authorize alternative (Act 55) financing.  EGSL expects significant potential financing savings from pursuing Act 55 alternative financing and plans to guarantee customer savings, consistent with results achieved from the same approach used for hurricanes Katrina and Rita recovery.  On December 30, 2009, EGSL entered into a black box stipulation agreement with the LPSC Staff that provided for total recoverable costs of nearly $234 million (greater than 98 percent of EGSL’s request) and permitted replenishing EGSL’s storm reserve in the amount of $90 million when Act 55 financing is accomplished.  At its April 21, 2010 B&E session, the LPSC approved uncontested stipulated settlements resolving all issues.

Entergy Louisiana Authorized ROE Range: 9.45% - 11.05% Last Filed Rate Base: $3.0 billion Filed 5/10 based on 12/31/09 test year
Formula Rate Plan Recent Activity: On May 14, 2010, ELL made its 2009 test year FRP filing.  The filing reflected a 10.82% earned ROE which is within the bandwidth resulting in no cost of service adjustment.  The filing also reflected two adjustments outside of the FRP sharing mechanism: (1) a decrease of $7.4 million to reflect reduced capacity costs, and (2) an increase to reflect an extraordinary cost change associated with a required increase in decommissioning accruals related to ELL’s Waterford 3 Steam Electric Station consistent with an earlier December 2009 filing, which was resolved at the July B&E session, with the LPSC granting a $3.482 million increase in retail rates effective September 2010.  Further, in response to a depreciation rate complaint filed at FERC by the LPSC, ELL presented two ancillary FRP filing proposals based on a new depreciation study that increased depreciation rates and related FRP revenues by either $96.4 million (assuming a 40 year Waterford 3 life) or $40.5 million (60 year life).  ELL also noted that LPSC Staff, ELL and intervenors continue working to design a transmission rider for ELL.
Background:  At its October 2009 B&E session, the LPSC approved an uncontested settlement resolving the 2006 and 2007 test year FRP filings and extending the FRP regulatory process for an additional three years.  The new FRP was adopted for the 2008-2010 test years and retains the 10.25% ROE midpoint with a +/- 80 basis point bandwidth and a recovery mechanism for Commission-approved capacity additions.  Earnings outside the bandwidth are allocated prospectively, 60% to customers and 40% to the company.  As part of the settlement, ELL implemented the one-time rate reset to achieve its 10.25% midpoint ROE for the 2008 test year filing, which was filed October 21, 2009.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases/Events
Retail Regulation

Entergy Louisiana (continued)
This filing reflected a 9.35% earned ROE and total rate increase of $2.5 million, including a $16.3 million cost of service adjustment, less a $13.8 million net reduction for decreased capacity costs and a base rate reclassification. New rates took effect coincident with the November billing cycle and were subject to review and final approval by the LPSC.  All parties also committed to work together to attempt to develop a transmission rider for ELL.  Finally, the settlement included a $12.9 million refund commencing with the November billing cycle for the 2006 and 2007 test year FRP filings.  In addition, in December, ELL filed a joint application seeking LPSC approval for a $10.1 million retail revenue requirement to provide supplemental funding for the decommissioning trust maintained for the LPSC-jurisdictional portion of Waterford 3, in response to the NRC notification of a projected shortfall of decommissioning funding assurance.  ELL had $2.3 million in retail rates for decommissioning.  At its April 21, 2010 B&E session, the LPSC accepted the joint LPSC Staff / ELL report reflecting resolution of the FRP for the 2008 test year.  The report called for a prospective reduction in ELL’s rates of $144.4 thousand beginning with the May billing cycle and to refund $72.2 thousand plus judicial interest through the fuel adjustment clause. Further, ELL will move the recovery of approximately $12.5 million of capacity costs associated with EAI’s Wholesale Baseload Capacity Resource from fuel adjustment clause recovery to base rate recovery.

Storm Cost Recovery Recent Activity:  On June 17, 2010, the Louisiana State Bond Commission granted the LCDA authorization to issue up to $721 million in bonds on behalf of the LURC in order to finance non-shareholder capital contributions to ELL / EGSL related to their system restoration costs associated with hurricanes Gustav and Ike and to establish future storm reserves. In July 2010, $468.9 million of system restoration bonds were issued in four tranches, with an average life of 6.6 years and a duration weighted average coupon of 3.276%.  ELL used proceeds (net of external issuance costs) to fund $200 million of storm reserves and the $264.2 million balance to purchase preferred securities from Entergy Holdings Company LLC to become a permanent part of ELL’s capital structure.
Background:  In lieu of seeking interim recovery, on October 9, 2008, ELL accessed $134 million of storm reserves funded by securitized debt proceeds.  On October 15, 2008, the LPSC approved ELL’s request to defer and accrue carrying cost on unrecovered storm expenditures during the period the company seeks regulatory recovery.  The approval was without prejudice to the ultimate resolution of the total amount of prudently incurred storm cost or final carrying cost rate.  New securitization legislation was not needed, as existing legislation extends to Gustav and Ike.  ELL initiated its storm recovery proceeding for hurricanes Gustav and Ike on May 11, 2009.  ELL also sought to replenish its storm reserve in the amount of $200 million. On September 29, 2009, ELL filed its first and second supplemental and amending joint applications in the storm proceeding requesting that the LPSC approve and authorize alternative (Act 55) financing.  ELL expects significant potential financing savings from pursuing Act 55 alternative financing and plans to guarantee customer savings, consistent with results achieved from the same approach used for hurricanes Katrina and Rita recovery.  On December 30, 2009, ELL entered into a black box stipulation agreement with the LPSC Staff that provided for total recoverable costs of approximately $394 million (greater than 98 percent of ELL’s request) and permitted replenishing ELL’s storm reserve in the amount of $200 million when Act 55 financing is accomplished.  At its April 21, 2010 B&E session, the LPSC approved uncontested stipulated settlements resolving all issues.

Acadia Unit 2 Acquisition Recent Activity: On June 1, 2010, deliveries commenced under a power purchase agreement (PPA) between ELL and Acadia Power Partners, LLC (APP), in lieu of the planned interim tolling agreement, and ELL / EGSL filed a supplemental application with the LPSC for certification of the PPA.  ELL / EGSL requested that this application be reviewed under the streamlined procedures, and on July 6, 2010, the ALJ in the docket issued notice that neither opposition nor objections were filed against the application and thus the matter was forwarded to the LPSC for consideration. The LPSC certified this PPA at its July B&E session.  On June 4, 2010, the FERC concluded that the proposed transaction is consistent with the public interest and issued an order authorizing ELL to acquire Acadia Unit 2 from APP.  At the July 30, 2010 status conference, the ALJ rescheduled the hearings in the Acadia proceeding to December 9-10, 2010, and, if necessary, December 13, 2010.
Background:  In October 2009, ELL signed a purchase and sale agreement to acquire the 580 MW Unit 2 of the Acadia Energy Center for $300 million ($517/kW). ELL proposes to acquire 100 percent of Acadia Unit 2 and a 50 percent ownership interest in the facility’s common assets.  Cleco Power will serve as operator for the entire facility.  ELL has committed to sell one third of the output to EGSL in accordance with terms and conditions detailed under the existing System Agreement.  The purchase is contingent upon, among other things, obtaining necessary approvals, including full cost recovery, from various federal and state regulatory and permitting agencies and the filing of notification under Hart-Scott-Rodino antitrust law.  Closing is expected to occur in early 2011.  ELL also entered into an interim tolling agreement (ITA) to purchase the capacity and energy output of Acadia Unit 2 expected to commence on May 1, 2010 and to expire at the closing of the acquisition transaction. ELL initiated its filing at the LPSC on November 13, 2009. Consideration of the application at the January 2011 LPSC B&E Session would accommodate a closing by the March 31, 2011 deadline regarding certain price increases. On April 9, 2010, the LPSC approved ELL and EGSL’s uncontested request concerning the limited-term ITA.  The Hart-Scott-Rodino Antitrust Improvements Act filing was made in March 2010.

Little Gypsy Repowering Recent Activity:  On June 29, 2010, LPSC Staff and Intervenors filed testimony.  Among others, LPSC Staff (1) agreed it was prudent to move the project from long-term suspension to cancellation, and the timing of the decision to suspend on a longer-term basis was not imprudent; (2) indicated that, except for $819 thousand, costs incurred should be deemed prudent; (3) recommended recovery from customers over ten years and that the LPSC may want to consider 15 years; (4) allowed recovery of carrying costs and earning a return on project costs, but at a reduced rate approximating the cost of debt while acknowledging the LPSC may consider ordering no return; and (5) indicated ELL should be directed to securitize project costs, if legally feasible and in the public interest.  The modified procedural schedule calls for hearings to begin in November 2010.  This past session, HB 1207, creating the Louisiana Electric Investment Recovery Securitization Act, was unanimously passed in the Louisiana legislature and signed by Governor Jindal.

Appendix B: Regulatory Summary Table (continued)
Company	Pending Cases/Events
Retail Regulation

Entergy Louisiana (continued)
Background:  On November 8, 2007, the LPSC voted unanimously to approve ELL’s request to repower the 538 MW Little Gypsy unit to utilize CFB technology relying on a dual-fuel approach (petroleum coke and coal), an action that could reduce Louisiana customers’ dependence on natural gas.  The approval was subject to a number of conditions, including the development and approval of a construction monitoring plan.  The order also included a recovery provision for prudently incurred costs in the event circumstances changed materially.  The project later experienced a delay resulting from the need to conduct additional environmental analysis (Maximum Achievable Control Technology application) as a result of a federal court decision in February 2008 unrelated to the project.  The additional analysis estimated construction could commence by mid-year 2009 leading to a targeted in service date by mid-year 2013 and resulting in a project cost estimate increase to $1.76 billion.  In February 2009, the Louisiana Department of Environmental Quality issued the new air permit.  On March 11, 2009, the LPSC issued an order directing ELL to temporarily suspend the Little Gypsy Repowering Project and file a report with the LPSC on the economic viability of the project and develop a recommendation regarding whether to delay the project for an extended time.  This action was based upon a number of factors including the recent decline in natural gas prices, as well as environmental concerns, the unknown costs of carbon legislation and changes in the capital / financial markets.  On April 1, 2009, ELL recommended to the LPSC that it continue the temporary project suspension and make a filing with the LPSC seeking a longer-term suspension (three years or more) of the project.  The filing indicated approximately $160 million of spending through February 28, 2009 and estimated approximately $300 million of total costs if the project is cancelled.  ELL had obtained all major environmental permits required to begin construction.  A longer-term delay places these permits at risk and may adversely affect the project’s economics and technological feasibility in the event the project is re-initiated.  In May 2009, the LPSC unanimously accepted ELL’s recommendation and issued an order finding that ELL’s decision to place the Little Gypsy project in longer-term suspension of 3 years or more was in the public interest and prudent, without prejudice to issues of prudence of timing of decisions, project management, whether ELL may recover project costs from retail customers and the manner of that recovery and whether the project should be cancelled or abandoned as opposed to merely suspended.  The quarterly monitoring plan was suspended indefinitely, with ELL instead working cooperatively with the LPSC Staff keeping them informed of activities associated with suspending the project and terminating current contracts related to the project.  ELL also dismissed its proceeding to recover cash earnings on Construction Work in Progress (CWIP) for the Little Gypsy project.  On October 27, 2009, ELL filed an application and testimony seeking LPSC authorization to cancel the Little Gypsy Unit 3 repowering project allowing ELL to cancel permits, eliminating the requirement to monitor the project for potential restart.  This approach requires starting over should the decision be made to engage in a similar future project.  In addition, ELL sought to recover cost incurred on a levelized five-year recovery basis to be trued up.  In the event ELL’s costs exceed the authorized amount, ELL proposed that it be required to justify any additional recovery.  Pursuant to the procedural schedule, in January, ELL filed an updated cost estimate of nearly $215 million, including nearly $193 million of costs incurred through December 31, 2009 and $22 million of net cancellation / project termination costs including AFUDC through March 2011.

Entergy Mississippi Authorized ROE Range: 10.79% - 13.05% (per FRP filing) Last Filed Rate Base: $1.5 billion Filed 3/10 based on 12/31/09 test yr
Formula Rate Plan Recent Activity: On June 25, 2010, the MPSC issued an order approving the terms of a joint stipulation agreement between the Mississippi Public Utilities Staff and EMI for the 2009 test year FRP filing. The agreement calls for no increase but permits EMI to create a regulatory asset for Mississippi Attorney General litigation costs (currently $3.8 million). It also directs EMI to file a depreciation study within the next 12 months.
Background: EMI had been operating under a FRP last approved in December 2002.  The FRP allowed the company’s earned ROE to increase or decrease within a bandwidth with no change in rates.  Rate changes, if any, were effective on a prospective basis.  On March 4, 2010, the MPSC approved modifications to EMI’s FRP that (1) aligned EMI’s FRP more closely with the FRPs of the other regulated gas and electric utilities in Mississippi, (2) reset the ROE and bandwidth based upon performance ratings, (3) rescored the performance adjustment factors, (4) eliminated the $14.5 million revenue adjustment limit and changed the 2% of revenues limit to a 4% limit, with any adjustment over 2% requiring a hearing, and (5) directed EMI to phase-out the summer / winter rate differential in residential rates over two years.  On March 15, 2010, EMI filed its first evaluation report under its new FRP for the 2009 test year.  The filing reflected a 10.66% earned ROE and total rate increase of $11.8 million, including an $8.1 million increase to amortize general plant. The calculated 11.92% FRP midpoint ROE included the benefit of a 0.76% performance incentive. The FRP called for new rates to be implemented in the June billing cycle, subject to review and final approval by the MPSC.

Entergy New Orleans Authorized ROE Range: 10.7% - 11.5% (electric) 10.25% - 11.25% (gas) Last Filed Rate Base: $0.3 billion (electric) $0.08 billion (gas) Filed 5/10 based on 12/31/09 test yr
Formula Rate Plan Recent Activity:  On May 27, 2010, ENOI filed its FRP for the 2009 test year.  The electric filing reflected a 14.46% earned ROE and a rate decrease of $12.9 million.  The gas filing reflected a 7.10% earned ROE and a rate increase of $2.4 million.
Background:  A new three year FRP beginning with the 2009 test year was adopted in ENOI’s rate case settled in April 2009.  Key provisions include an 11.1% electric ROE and a +/- 40 basis point bandwidth and a 10.75% gas ROE with a
+/- 50 basis point bandwidth.  Earnings outside the bandwidth reset to the midpoint ROE, with rates changing on a prospective basis depending on whether ENOI is over or under-earning.  The FRP also includes a recovery mechanism for Council-approved capacity additions, plus provisions for extraordinary cost changes and force majeure.  The FRP may be extended by the mutual agreement of ENOI and the City Council of New Orleans (CCNO).  The settlement also implemented energy conservation and demand programs.  Effective June 1, 2009, pursuant to its April rate case settlement, ENOI implemented a total electric bill reduction of $35.3 million, including conversion of the $10.6 million voluntary recovery credit to a permanent reduction and complete realignment of Grand Gulf recovery from fuel to base rates, and a $4.95 million gas rate increase. On September 17, 2009, the CCNO approved the Energy Smart Resolution.  Energy Smart is the energy efficiency program that was filed pursuant to ENOI’s April 2009 rate case settlement.

Appendix B: Regulatory Summary Table (continued)
Company/ Proceeding	Pending Cases/Events
Retail Regulation

Entergy Texas Authorized ROE: 10.0% Last Filed Rate Base: $1.6 billion Filed 12/09 based on 6/30/09 adjusted test year
Rate Case Recent Activity:  Parties in the ETI rate case are working to complete a stipulation agreement and to file it with the Administrative Law Judges resolving all but one issue in the case.  The contested issue, the competitive generation service tariff, was the subject of a limited hearing conducted in July.  Entergy Texas hopes to get the stipulation finalized and filed in the near future.
Background:  ETI implemented a $46.7 million base rate increase pursuant to its black box rate case settlement effective January 28, 2009, for usage beginning December 19, 2008.  ETI is in need of baseload resources, and in 2009 EAI elected to offer its Wholesale Baseload (WBL) capacity to the Entergy system as a three-year cost based deal beginning January 1, 2010.  ETI projected that the purchase could save customers in the range of $9.5 to $16.0 million over three years.  Given expected savings, on September 18, 2009, ETI had requested a cost recovery mechanism to recover the annual capacity costs of approximately $26 million through a Purchased Power Recovery Factor (PCRF) until such time as the costs were reflected in rates after a general rate case or the transaction expired, whichever occurred first.  On December 30, 2009, ETI filed a rate case requesting a $198.7 million increase reflecting an 11.5% ROE based on an adjusted June 30, 2009 test year.  The filing included a proposed cost of service adjustment (COSA) rider with a three year term beginning with the 2010 calendar test year.  Key provisions included a +/- 15 basis point bandwidth, with earnings outside the bandwidth reset to the bottom or top of the band and rates changing prospectively depending upon whether ETI is over or under-earning.  The annual change in revenue requirement was limited to a percentage change in Consumer Price Index for urban areas, and the FRP included a provision for extraordinary events greater than $10 million per year which would be considered separately.  The filing also proposed a purchased power recovery rider, a competitive generation service tariff and established test year baseline values to be used in the transmission cost recovery factor rider authorized for use by ETI in the 2009 legislative session.  Finally, the rate case included a $2.8 million revenue requirement to provide supplemental funding for the decommissioning trust maintained for the 70% share of River Bend for which Texas retail customers have responsibility, in response to the NRC notification of a projected shortfall of decommissioning funding assurance.  On February 18, 2010, the ALJ issued an order approving a unanimous settlement on interim rates and the procedural schedule reached on February 11, 2010 with the parties in the rate case.  The settlement called for an interim rate increase of $17.5 million to begin on May 1, 2010 and the withdrawal of the PCRF docket pertaining to the Arkansas WBL capacity.  The procedural schedule called for hearings in July 2010, with a final order to be issued November 1, 2010 and permanent rates to be effective relating back to service rendered on / after September 13, 2010.

Wholesale Regulation

System Energy Resources, Inc.	Recent Activity: None. Background: 10.94% ROE approved by July 2001 FERC order. Last Filed Rate Base: $1.2 billion filed 12/31/09 in monthly cost of service filing

System Agreement
Recent Activity: The Operating Companies continue to meet with Staffs and / or advisors of retail regulatory commissions to discuss a proposed framework for Successor Arrangements to the current System Agreement, which is being pursued in parallel with evaluation by the Entergy Regional State Committee (E-RSC) of the SPP RTO and modified ICT alternatives.
In May 2010, the Operating Companies submitted the 2010 bandwidth filing based on 2009 calendar year production costs. The filing reflected a substantially reduced payment from EAI of $27.3 million to be paid collectively to ELL and EMI, down roughly $363 million due primarily to lower natural gas prices. FERC issued an order on July 23, 2010 setting the 2010 bandwidth filing for hearing and settlement judge procedures.
On May 25, 2010, the Utility Operating Companies filed testimony refuting the LPSC’s claims in its April 16, 2010 filing at the FERC alleging that Entergy violated the System Agreement by permitting EAI to make non-requirements sales to non-affiliated third parties rather than making such energy available to the other Utility Operating Companies’ customers. The LPSC filing also stated these non-requirements sales caused harm to the Operating Companies’ customers of $144.4 million over the period 2000-2009, and these customers should be compensated for this harm by Entergy’s shareholders. LPSC rebuttal testimony is scheduled to be filed on August 6, 2010, with the hearing scheduled to begin August 24, 2010.
Background:  The System Agreement case addresses the allocation of production costs among the Utility Operating Companies.  In 2005, the FERC issued orders that require each Operating Company’s production costs to be within
+ / - 11% of System average production costs and set 2007 as the first possible year of payments among Entergy’s Operating Companies, based on calendar year 2006 actual production costs.  Upon appeal, the DC Circuit remanded to the FERC for reconsideration of the FERC's conclusion it did not have the authority to order refunds and the decision to delay the implementation of the bandwidth remedy.  The remand is pending at FERC.
Also, a decision is pending at FERC in the interruptible / curtailable case on the appropriateness of refunds resulting from changes in the treatment of interruptible load in the allocation of costs among the Operating Companies under the System Agreement.  Resolution of this proceeding is expected to have implications regarding the question of whether FERC provided sufficient rationale for not ordering refunds in the System Agreement case.
Bandwidth filings for production costs required payments from EAI to various other Operating Companies of approximately $252 million, $252 million and $390 million for the 2007, 2008 and 2009 bandwidth filings respectively.  FERC set each of these bandwidth filings for hearing following protests from retail regulatory commissions and / or third parties.  A final order in the 2007 bandwidth proceeding has been issued by the FERC, and requests for rehearing and clarification have been filed. Bandwidth proceedings based on 2008 and 2009 remain outstanding.

Appendix B: Regulatory Summary Table (continued)
Company/ Proceeding	Pending Cases/Events
Wholesale Regulation

System Agreement (continued)
The System Agreement has been and continues to be the subject of ongoing litigation.  As a result, EAI and EMI submitted their eight year notices to withdraw from the System Agreement effective December 2013 and November 2015, respectively.  On November 19, 2009, FERC accepted notices of cancellation and determined EAI and EMI are permitted to withdraw from the System Agreement following the 96 month notice period without payment of a fee or being required to otherwise compensate the remaining Entergy Operating Companies as a result of withdrawal.  FERC stated it expected Entergy and all interested parties to move forward and develop details of all needed successor arrangements and encouraged Entergy to file its Section 205 filing for post-2013 arrangements as soon as possible.  The LPSC and CCNO have requested rehearing of the FERC’s decision. EAI continues to evaluate alternatives, including stand-alone operation of its generation facilities, EAI participating as a member of the SPP RTO or Midwest ISO and potential Successor Arrangements. In early April 2010, Entergy Corporation and the Entergy Operating Companies determined in connection with their decision-making process that it is appropriate to agree and commit that no Entergy Operating Company will enter voluntarily into successor arrangements with the other Entergy Operating Companies if its retail regulator finds successor arrangements are not in the public interest.

Independent Coordinator of Transmission Authorized ROE: 11.0% (t) Last Filed Rate Base: $2.2 billion (u) Filed 5/10 based on 12/31/09 test year
Recent Activity:  In June 2010, ESPY Energy Solutions, the consulting firm engaged by the E-RSC to assist them in their evaluations, delivered a report on findings and recommendations for potential modifications to the ICT. The E-RSC is expected to provide recommendations to the Entergy Operating Companies on short-term potential modifications to the ICT, in advance of the Entergy Operating Companies’ required September 2010 FERC filing for interim extension of ICT arrangements (likely with modifications).  On July 19, 2010, ELL and EGSL submitted an initial report to the LPSC identifying potential modifications to the ICT that could be implemented after the initial term expires and before longer-term decisions regarding SPP RTO vs. ICT are made. The Operating Companies indicated their support to provide the E-RSC with authority, upon unanimous approval of all members, to (1) propose modifications to cost allocation methodology and
(2) add transmission projects to the Construction Plan.
Charles River Associates (CRA), the consultants performing the cost-benefit study comparing the current ICT arrangement to joining the SPP RTO, held a meeting with stakeholders, FERC and E-RSC Working Group members to review very preliminary draft results on July 20, 2010. In addition, the scope of the study was expanded during July to consider the Operating Companies joining the Midwest ISO RTO as an alternative. The target date for completion of the FERC-funded cost-benefit analysis on the SPP RTO is September 30, 2010; the completion of several addendum studies will follow.
Background:  In November 2006, the Utility Operating Companies installed SPP as their ICT with an initial term of four years unless Entergy files and the FERC approves an extension beyond that four year period.  The Operating Companies did not transfer control of the transmission system but rather vested the ICT with responsibility, among others, for granting or denying transmission service, administering the OASIS node, developing a base plan for the transmission system that is used to determine whether costs of transmission upgrades should be rolled into transmission rates or directly assigned to customers requesting or causing the upgrade to be built, serving as reliability coordinator the transmission system and overseeing the Weekly Procurement Process (WPP).
In its November 17, 2009 FERC filing, in anticipation of the expiration of the initial term of the ICT, a process was proposed for the evaluation of modifications to, or the replacement of, the current ICT and WPP arrangements. The process will facilitate review by the FERC, Entergy’s retail regulators, and interested stakeholders of two primary alternatives; 1) the adoption of certain modifications to the current ICT arrangements, or
2) a transition to membership in the SPP RTO.  A critical factor in the Operating Companies’ proposal will be the opinion and recommendation of the E-RSC formed in the Fall of 2009, including one representative from each of the Entergy Operating Company retail regulators, to consider several of the issues related to the Entergy transmission system.  The Utility Operating Companies expect that the E-RSC will reflect in its evaluation process the cost-benefit analysis underway now by CRA that is being jointly sponsored by the E-RSC and FERC that will compare the current ICT arrangement to joining the SPP RTO and Midwest ISO.
In addition, the E-RSC is currently considering potential modifications to the ICT arrangement, including, among others, providing the E-RSC with authority (upon a unanimous vote) to (1) require the Entergy Operating Companies to file with the FERC proposed modifications to the cost allocation policy for transmission upgrades and (2) add projects to the Operating Companies’ transmission construction plan.  It is anticipated certain potential modifications to the ICT will be implemented in November 2010, with other potential modifications being considered if the ICT is ultimately determined to be the appropriate longer term option.  If the SPP RTO is ultimately deemed the preferred alternative, SPP has indicated the implementation process may take at least 12-18 months after a decision is made.
While alternatives are being explored, Entergy has already taken the voluntary step to more closely align its transmission planning criteria with the anticipated modifications to the NERC planning standards.  Entergy believes that the current ICT arrangements have produced benefits, and, if modified as a result of this process, can continue to benefit customers and competition.  The SPP RTO and Midwest ISO RTO alternatives also have the potential to produce benefits.  The progress of cost-benefit analysis will be closely monitored, including its treatment of the costs associated with any socialization of transmission upgrades constructed to integrate wind development.

(t)  Applies to sales made under Entergy’s FERC-jurisdictional Open Access Transmission Tariff (OATT).
(u) Reflects transmission rate base in Entergy’s FERC OATT filing, for which such amounts are also reflected in the rate base figures for each of the Operating Companies shown above.

C.	Financial Performance Measures and Historical Performance Measures

Appendix C-1 provides comparative financial performance measures for the current quarter.  Appendix C-2 provides historical financial performance measures and operating performance metrics for the trailing eight quarters. Financial performance measures in both tables include those calculated and presented in accordance with generally accepted accounting principles (GAAP), as well as those that are considered non-GAAP measures.

As-reported measures are computed in accordance with GAAP as they include all components of net income, including special items.  Operational measures are non-GAAP measures as they are calculated using operational net income, which excludes the impact of special items.  A reconciliation of operational measures to as-reported measures is provided in Appendix F.

Appendix C-1: GAAP and Non-GAAP Financial Performance Measures
Second Quarter 2010 vs. 2009 (see Appendix E for definitions of certain measures)

For 12 months ending June 30	2010	2009	Change
GAAP Measures
Return on average invested capital – as-reported	8.1%	7.5%	0.6%
Return on average common equity – as-reported	14.8%	13.7%	1.1%
Net margin – as-reported	11.7%	9.0%	2.7%
Cash flow interest coverage	6.6	6.7	(0.1)
Book value per share	$46.78	$44.70	$2.08
End of period shares outstanding (millions)	187.5	196.1	(8.6)

Non-GAAP Measures
Return on average invested capital – operational	8.5%	7.8%	0.7%
Return on average common equity – operational	15.8%	14.6%	1.2%
Net margin – operational	12.5%	9.6%	2.9%

As of June 30 ($ in millions)	2010	2009	Change
GAAP Measures
Cash and cash equivalents	1,336	1,281	55
Revolver capacity	1,311	1,585	(274)
Total debt	11,853	11,510	343
Securitization debt	829	301	528
Debt to capital ratio	56.6%	55.9%	0.7%
Off-balance sheet liabilities:
Debt of joint ventures – Entergy’s share	111	120	(9)
Leases – Entergy’s share	530	449	81
Total off-balance sheet liabilities	641	569	72

Non-GAAP Measures
Debt to capital ratio, excluding securitization debt	54.8%	55.3%	(0.5)%
Total gross liquidity	2,647	2,866	(219)
Net debt to net capital ratio, excluding securitization debt	51.6%	52.2%	(0.6)%
Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt	53.2%	53.6%	(0.4)%

Appendix C-2: Historical Performance Measures (see Appendix E for definitions of measures)
	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	09YTD	10YTD
Financial
EPS – as-reported ($)	2.41	0.89	1.20	1.14	2.32	1.64	1.12	1.65	2.35	2.77
Less – special items ($)	(0.09)	(0.10)	(0.09)	(0.09)	(0.08)	(0.11)	(0.21)	(0.06)	(0.17)	(0.26)
EPS – operational ($)	2.50	0.99	1.29	1.23	2.40	1.75	1.33	1.71	2.52	3.03
Trailing Twelve Months
ROIC – as-reported (%)	8.1	8.1	7.6	7.5	7.1	7.7	7.6	8.1	7.5	8.1
ROIC – operational (%)	8.4	8.4	8.0	7.8	7.5	8.1	8.0	8.5	7.8	8.5
ROE – as-reported (%)	15.6	15.4	14.1	13.7	13.2	14.9	13.8	14.8	13.7	14.8
ROE – operational (%)	16.4	16.1	15.0	14.6	14.1	15.7	14.9	15.8	14.6	15.8
Cash flow interest coverage	7.0	6.5	6.5	6.7	5.5	6.1	6.3	6.6	6.7	6.6
Debt to capital ratio (%)	60.4	59.7	57.4	55.9	56.7	57.4	57.0	56.6	55.9	56.6
Debt to capital ratio, excluding securitization debt (%)	59.8	59.1	56.7	55.3	56.1	55.6	55.2	54.8	55.3	54.8
Net debt to net capital ratio, excluding securitization debt (%)	54.1	54.8	52.6	52.2	53.4	51.5	51.3	51.6	52.2	51.6
Utility
GWh billed
Residential	10,671	6,992	7,893	7,100	11,213	7,421	9,645	7,705	14,992	17,350
Commercial & Gov’t	8,646	6,992	6,756	7,095	8,794	7,240	7,064	7,384	13,851	14,448
Industrial	10,110	8,626	8,139	8,790	9,473	9,235	8,733	9,862	16,929	18,596
Wholesale	1,431	1,240	1,387	1,313	1,164	998	1,317	971	2,700	2,287
O&M expense/MWh	$14.43	$23.95	$18.51	$20.96	$15.77	$20.18	$17.29	$19.21	$19.75	$18.24
Reliability
SAIFI	1.9	1.9	1.8	1.7	1.7	1.8	1.7	1.8	1.7	1.8
SAIDI	227	216	208	194	203	210	213	207	194	207
Entergy Nuclear
Net MW in operation	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998	4,998
Avg. realized price per MWh	$61.59	$56.69	$63.84	$59.22	$61.70	$59.43	$58.72	$57.69	$61.66	$58.22
Production cost/MWh (v)	$21.77	$22.77	$23.14	$24.30	$22.57	$23.20	$23.70	$24.40	$23.69	$24.05
Non-fuel O&M expense/ purchased power per MWh (v)	$21.19	$23.06	$22.44	$25.33	$22.11	$23.60	$23.63	$25.49	$23.80	$24.54
GWh billed	10,316	10,489	10,074	8,980	10,876	11,052	10,255	9,868	19,054	20,123
Capacity factor (%)	95	94	92	81	100	99	94	90	87	92

(v) 2009 and 2010 excludes the effect of the non-utility nuclear spin-off expenses special item at Entergy Nuclear.

D.	Planned Capital Expenditures

The capital plan for 2010 through 2012 anticipates $7.1 billion for investment, including $2.8 billion of maintenance capital, as shown in Appendix D.  The remaining $4.3 billion is for specific investments (as well as other initiatives) such as:

•
Utility:  the Utility’s portfolio transformation strategy including the 580 MW Acadia Unit 2 purchase for $300 million, or $517/kW, pending regulatory approval and assuming closing by March 31, 2011, with a total expected cost of $329 million (or $567/kW) including planned plant upgrades, transaction costs, and contingencies (but excluding transmission upgrades); the steam generator replacement at Entergy Louisiana’s Waterford 3 nuclear unit; an approximate 178 MW uprate project at Grand Gulf; transmission upgrades and spending to comply with revised NRC security requirements and anticipated revisions to NERC Transmission Planning rules.  The three year capital plan also includes $420 million for the installation of scrubbers and low NOx burners at White Bluff which was delayed upon approval of a variance from the October 2013 compliance date by the Arkansas Pollution Control and Ecology Commission.

•
Entergy Nuclear:  dry cask storage, nuclear license renewal efforts, component replacement across the fleet, NYPA value sharing, the Indian Point Independent Safety Evaluation and spending to comply with revised NRC security requirements.

Appendix D: 2010 – 2012 Planned Capital Expenditures
($ in millions) – Prepared February 2010
	2010	2011	2012	Total
Maintenance capital
Utility and Parent & Other (including non-nuclear wholesale assets)	785	790	830	2,405
Entergy Nuclear	92	140	123	355
Subtotal	877	930	953	2,760
Other capital commitments
Utility and Parent & Other (including non-nuclear wholesale assets)	991	1,578	926	3,495
Entergy Nuclear	349	220	219	788
Subtotal	1,340	1,798	1,145	4,283
Total Planned Capital Expenditures	2,217	2,728	2,098	7,043
Storm Capital	35	13	13	61
Total Planned Capital Expenditures Including Storm Capital	2,252	2,741	2,111	7,104

E.	Definitions

Appendix E provides definitions of certain operational performance measures, as well as GAAP and non-GAAP financial measures, all of which are referenced in this release.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures
Utility
GWh billed	Total number of GWh billed to all retail and wholesale customers
Operation & maintenance expense	Operation, maintenance and refueling expenses per MWh of billed sales, excluding fuel
SAIFI	System average interruption frequency index; average number per customer per year, excluding the impact of major storm activity
SAIDI	System average interruption duration index; average minutes per customer per year, excluding the impact of major storm activity
Number of customers	Number of customers at end of period
Competitive Businesses
Planned TWh of generation
Amount of output expected to be generated by Entergy Nuclear for nuclear units considering plant operating characteristics, outage schedules, and expected market conditions which impact dispatch, assuming timely renewal of plant operating licenses

Percent of planned generation sold forward
Percent of planned generation output sold or purchased forward under contracts, forward physical contracts, forward financial contracts or options (consistent with assumptions used in earnings guidance) that may or may not require regulatory approval

Unit-contingent	Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages
Unit-contingent with availability guarantees
Transaction under which power is supplied from a specific generation asset; if the asset is not operating, seller is generally not liable to buyer for any damages, unless the actual availability over a specified period of time is below an availability threshold specified in the contract

Firm LD
Transaction that requires receipt or delivery of energy at a specified delivery point (usually at a market hub not associated with a specific asset) or settles financially on notional quantities; if a party fails to deliver or receive energy, defaulting party must compensate the other party as specified in the contract

Offsetting positions	Transactions for the purchase of energy, generally to offset a Firm LD transaction which was used as a placeholder until a unit contingent transaction could be originated and executed
Planned net MW in operation	Amount of capacity to be available to generate power considering uprates planned to be completed within the calendar year
Bundled energy & capacity contract	A contract for the sale of installed capacity and related energy, priced per megawatt-hour sold
Capacity contract	A contract for the sale of the installed capacity product in regional markets managed by ISO New England and the New York Independent System Operator
Average contract price per MWh or per kW per month
Price at which generation output and / or capacity is expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch or capacity, excluding the revenue associated with the amortization of the below-market Power Purchase Agreement for Palisades

Average contract revenue per MWh
Price at which the combination of generation output and capacity are expected to be sold to third parties (including offsetting positions), given existing contract or option exercise prices based on expected dispatch, excluding the revenue associated with the amortization of the below-market PPA for Palisades

Entergy Nuclear
Net MW in operation	Installed capacity owned and operated by Entergy Nuclear
Average realized price per MWh	As-reported revenue per MWh billed for all non-utility nuclear operations, excluding revenue from the amortization of the Palisades below-market PPA
Production cost per MWh	Fuel and non-fuel operation and maintenance expenses according to accounting standards that directly relate to the production of electricity per MWh
Non-fuel O&M expense/purchased power per MWh	Operation, maintenance and refueling expenses and purchased power per MWh billed, excluding fuel
GWh billed	Total number of GWh billed to all customers
Capacity factor	Normalized percentage of the period that the plants generate power
Refueling outage duration	Number of days lost for scheduled refueling outage during the period

Financial measures defined in the below table include measures prepared in accordance with generally accepted accounting principles, (GAAP), as well as non-GAAP measures.  Non-GAAP measures are included in this release in order to provide metrics that remove the effect of less routine financial impacts from commonly used financial metrics.

Appendix E: Definitions of Operational Performance Measures and GAAP and Non-GAAP Financial Measures (continued)
Financial Measures – GAAP
Return on average invested capital – as-reported	12-months rolling net income attributable to Entergy Corporation (Net Income) adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – as-reported	12-months rolling Net Income divided by average common equity
Net margin – as-reported	12-months rolling Net Income divided by 12 months rolling revenue
Cash flow interest coverage	12-months cash flow from operating activities plus 12-months rolling interest paid, divided by interest expense
Book value per share	Common equity divided by end of period shares outstanding
Revolver capacity	Amount of undrawn capacity remaining on corporate and subsidiary revolvers
Total debt	Sum of short-term and long-term debt, notes payable, capital leases, and preferred stock with sinking fund on the balance sheet less non-recourse debt, if any
Debt of joint ventures (Entergy’s share)	Debt issued by business joint ventures at non-nuclear wholesale assets
Leases (Entergy’s share)	Operating leases held by subsidiaries capitalized at implicit interest rate
Debt to capital	Gross debt divided by total capitalization
Securitization debt	Debt associated with securitization bonds issued to recover storm costs from hurricanes Rita, Ike and Gustav at Entergy Texas

Financial Measures – Non-GAAP
Operational earnings	As-reported Net Income adjusted to exclude the impact of special items
Adjusted EBITDA
Earnings before interest, income taxes, depreciation and amortization and interest and dividend income, excluding decommissioning expense and other than temporary impairment losses on decommissioning trust fund assets

Return on average invested capital – operational	12-months rolling operational Net Income adjusted to include preferred dividends and tax-effected interest expense divided by average invested capital
Return on average common equity – operational	12-months rolling operational Net Income divided by average common equity
Net margin – operational	12-months rolling operational Net Income divided by 12 months rolling revenue
Total gross liquidity	Sum of cash and revolver capacity
Debt to capital, excluding securitization debt	Gross debt divided by total capitalization, excluding securitization debt
Net debt to net capital, excluding securitization debt	Gross debt less cash and cash equivalents divided by total capitalization less cash and cash equivalents, excluding securitization debt
Net debt including off-balance sheet liabilities, excluding securitization debt
Sum of gross debt and off-balance sheet debt less cash and cash equivalents divided by sum of total capitalization and off-balance sheet debt less cash and cash equivalent, excluding securitization debt

F.	GAAP to Non-GAAP Reconciliations

Appendix F-1 and Appendix F-2 provide reconciliations of various non-GAAP financial measures disclosed in this release to their most comparable GAAP measure.

Appendix F-1: Reconciliation of GAAP to Non-GAAP Financial Measures – Return on Equity, Return on Invested Capital and Net Margin Metrics
($ in millions)
	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10
As-reported Net Income-rolling 12 months (A)	1,244	1,221	1,147	1,103	1,088	1,231	1,210	1,298
Preferred dividends	21	20	20	20	20	20	20	20
Tax effected interest expense	375	374	366	368	361	351	372	368
As-reported Net Income, rolling 12 months including preferred dividends and tax effected interest expense (B)	1,640	1,615	1,533	1,491	1,469	1,602	1,602	1,686

Special items in prior quarters	(50)	(35)	(55)	(54)	(54)	(49)	(53)	(76)

Special items in current quarter
Nuclear spin-off expenses	(17)	(20)	(17)	(17)	(15)	(21)	(40)	(10)
Total special items (C)	(67)	(55)	(72)	(71)	(69)	(71)	(94)	(87)

Operational earnings, rolling 12 months including preferred dividends and tax effected interest expense (B-C)	1,707	1,670	1,605	1,562	1,538	1,673	1,696	1,773

Operational earnings, rolling 12 months (A-C)	1,311	1,276	1,219	1,174	1,157	1,302	1,304	1,385

Average invested capital (D)	20,236	19,927	20,126	19,995	20,629	20,748	21,149	20,761

Average common equity (E)	7,973	7,915	8,152	8,045	8,230	8,290	8,745	8,769

Operating revenues (F)	12,825	13,094	13,018	12,275	11,248	10,746	10,716	11,058

ROIC – as-reported % (B/D)	8.1	8.1	7.6	7.5	7.1	7.7	7.6	8.1

ROIC – operational % ((B-C)/D)	8.4	8.4	8.0	7.8	7.5	8.1	8.0	8.5

ROE – as-reported % (A/E)	15.6	15.4	14.1	13.7	13.2	14.9	13.8	14.8

ROE – operational % ((A-C)/E)	16.4	16.1	15.0	14.6	14.1	15.7	14.9	15.8

Net margin – as-reported % (A/F)	9.7	9.3	8.8	9.0	9.7	11.5	11.3	11.7

Net margin – operational % ((A-C)/F)	10.2	9.7	9.4	9.6	10.3	12.1	12.2	12.5

Appendix F-2: Reconciliation of GAAP to Non-GAAP Financial Measures – Credit and Liquidity Metrics
($ in millions)
	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10
Gross debt (A)	12,656	12,279	12,034	11,510	11,522	12,014	12,152	11,853
Less securitization debt (B)	318	310	310	301	301	838	838	829
Gross debt, excluding securitization debt (C)	12,338	11,969	11,724	11,209	11,221	11,176	11,314	11,024
Less cash and cash equivalents (D)	2,556	1,920	1,803	1,281	1,131	1,710	1,657	1,336
Net debt, excluding securitization debt (E)	9,782	10,049	9,921	9,928	10,090	9,466	9,657	9,688

Total capitalization (F)	20,944	20,557	20,975	20,588	20,315	20,939	21,322	20,935
Less securitization debt (B)	318	310	310	301	301	838	838	829
Total capitalization, excluding securitization debt (G)	20,626	20,247	20,665	20,287	20,014	20,101	20,484	20,106
Less cash and cash equivalents (D)	2,556	1,920	1,803	1,281	1,131	1,710	1,657	1,336
Net capital, excluding securitization debt (H)	18,070	18,327	18,862	19,006	18,883	18,391	18,827	18,770

Debt to capital ratio % (A/F)	60.4	59.7	57.4	55.9	56.7	57.4	57.0	56.6

Debt to capital ratio, excluding securitization debt % (C/G)	59.8	59.1	56.7	55.3	56.1	55.6	55.2	54.8

Net debt to net capital ratio, excluding securitization debt % (E/H)	54.1	54.8	52.6	52.2	53.4	51.5	51.3	51.6

Off-balance sheet liabilities (I)	637	574	573	569	567	646	644	641

Net debt to net capital ratio including off-balance sheet liabilities, excluding securitization debt % ((E+I)/(H+I))	55.7	56.2	54.0	53.6	54.8	53.1	52.9	53.2

Revolver capacity (J)	374	645	725	1,585	1,647	1,464	1,417	1,311

Gross liquidity (D+J)	2,930	2,565	2,528	2,866	2,778	3,174	3,074	2,647

Entergy Corporation’s common stock is listed on the New York and Chicago exchanges under the symbol “ETR”.

Additional investor information can be accessed on-line at
www.entergy.com/investor_relations

*********************************************************************************************************************************
In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties.  There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including          (a) those factors discussed in:  (i) Entergy’s Form 10-K for the year ended December 31, 2009, (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2010, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms, (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs, (d) nuclear operating and regulatory risks, and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

VIII.	Financial Statements

Entergy Corporation

Consolidating Balance Sheet
June 30, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$72,088	$1,434	$3,633	$77,155
Temporary cash investments	917,475	293,493	47,401	1,258,369
Total cash and cash equivalents	989,563	294,927	51,034	1,335,524
Securitization recovery trust account	35,626	-	-	35,626
Notes receivable	-	1,415,022	(1,415,022)	-
Accounts receivable:
Customer	449,868	196,846	-	646,714
Allowance for doubtful accounts	(31,066)	-	(203)	(31,269)
Associated companies	19,799	60,063	(79,862)	-
Other	159,636	-	17,526	177,162
Accrued unbilled revenues	373,117	-	431	373,548
Total accounts receivable	971,354	256,909	(62,108)	1,166,155
Deferred fuel costs	19,155	-	-	19,155
Accumulated deferred income taxes	25,078	871	(546)	25,403
Fuel inventory - at average cost	189,863	-	1,989	191,852
Materials and supplies - at average cost	538,024	306,266	2,054	846,344
Deferred nuclear refueling outage costs	112,695	138,542	-	251,237
System agreement cost equalization	23,424	-	-	23,424
Prepayments and other	69,831	210,551	187,420	467,802
TOTAL	2,974,613	2,623,088	(1,235,179)	4,362,522

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	734,578	1,330,589	(2,026,928)	38,239
Decommissioning trust funds	1,323,625	1,883,275	-	3,206,900
Non-utility property - at cost (less accumulated depreciation)	160,059	5,803	88,360	254,222
Other	71,003	6,137	35,173	112,313
TOTAL	2,289,265	3,225,804	(1,903,395)	3,611,674

PROPERTY, PLANT, AND EQUIPMENT

Electric	32,585,546	3,693,875	364,696	36,644,117
Property under capital lease	782,343	-	-	782,343
Natural gas	318,594	-	440	319,034
Construction work in progress	1,221,480	453,812	3,934	1,679,226
Nuclear fuel under capital lease	-	-	-	-
Nuclear fuel	696,034	566,601	-	1,262,635
TOTAL PROPERTY, PLANT AND EQUIPMENT	35,603,997	4,714,288	369,070	40,687,355
Less - accumulated depreciation and amortization	16,417,850	625,325	152,512	17,195,687
PROPERTY, PLANT AND EQUIPMENT - NET	19,186,147	4,088,963	216,558	23,491,668

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	606,779	-	-	606,779
Other regulatory assets	4,015,339	-	-	4,015,339
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	8,207	-	66,547	74,754
Other	252,199	807,934	(20,169)	1,039,964
TOTAL	5,428,825	811,007	46,378	6,286,210
		-
TOTAL ASSETS	$29,878,850	$10,748,862	$(2,875,638)	$37,752,074

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$336,002	$28,452	$226,000	$590,454
Notes payable:
Associated companies	-	-	-	-
Other	203,974	-	-	203,974
Account payable:
Associated companies	17,114	14,760	(31,874)	-
Other	745,746	214,051	16,943	976,740
Customer deposits	327,805	-	-	327,805
Taxes accrued	531,381	701,338	(1,232,719)	-
Accumulated deferred income taxes	5,330	-	-	5,330
Interest accrued	162,048	3,091	6,080	171,219
Deferred fuel costs	109,926	-	-	109,926
Obligations under capital leases	2,432	-	-	2,432
Pension and other postretirement liabilities	35,853	5,435	-	41,288
System agreement cost equalization	79,018	-	-	79,018
Other	100,419	194,973	2,926	298,318
TOTAL	2,657,048	1,162,100	(1,012,644)	2,806,504

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,384,217	2,211,955	(592,184)	8,003,988
Accumulated deferred investment tax credits	299,892	-	-	299,892
Obligations under capital leases	35,998	-	-	35,998
Other regulatory liabilities	524,962	-	-	524,962
Decommissioning and retirement cost liabilities	1,672,755	1,368,024	1,288	3,042,067
Accumulated provisions	91,918	2,445	4,593	98,956
Pension and other postretirement liabilities	1,720,845	459,750	-	2,180,595
Long-term debt	8,405,796	157,419	2,457,111	11,020,326
Other	709,694	290,198	(342,568)	657,324
TOTAL	19,846,077	4,489,791	1,528,240	25,864,108

Subsidiaries' preferred stock without sinking fund	186,510	-	30,214	216,724

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2010	2,161,268	774,274	(2,932,994)	2,548
Paid-in capital	2,416,633	1,043,004	1,917,482	5,377,119
Retained earnings	2,762,707	3,178,778	2,331,668	8,273,153
Accumulated other comprehensive income (loss)	(125,393)	100,915	(6,587)	(31,065)
Less - treasury stock, at cost (67,257,674 shares in 2010)	120,000	-	4,731,017	4,851,017
Total common shareholders' equity	7,095,215	5,096,971	(3,421,448)	8,770,738
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,189,215	5,096,971	(3,421,448)	8,864,738

TOTAL LIABILITIES AND EQUITY	$29,878,850	$10,748,862	$(2,875,638)	$37,752,074

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$81,255	$1,187	$3,419	$85,861
Temporary cash investments	1,158,014	392,088	73,588	1,623,690
Total cash and cash equivalents	1,239,269	393,275	77,007	1,709,551
Securitization recovery trust account	13,098	-	-	13,098
Notes receivable	-	1,132,023	(1,132,023)	-
Accounts receivable:
Customer	331,936	221,756	-	553,692
Allowance for doubtful accounts	(27,428)	-	(203)	(27,631)
Associated companies	27,783	28,940	(56,723)	-
Other	135,307	-	16,996	152,303
Accrued unbilled revenues	302,293	-	170	302,463
Total accounts receivable	769,891	250,696	(39,760)	980,827
Deferred fuel costs	126,798	-	-	126,798
Accumulated deferred income taxes	-	-	-	-
Fuel inventory - at average cost	194,826	529	1,500	196,855
Materials and supplies - at average cost	526,543	297,132	2,027	825,702
Deferred nuclear refueling outage costs	106,428	118,862	-	225,290
System agreement cost equalization	70,000	-	-	70,000
Prepayments and other	68,406	432,968	(115,334)	386,040
TOTAL	3,115,259	2,625,485	(1,206,583)	4,534,161

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	734,578	1,330,589	(2,025,587)	39,580
Decommissioning trust funds	1,325,863	1,885,320	-	3,211,183
Non-utility property - at cost (less accumulated depreciation)	156,333	6,038	85,293	247,664
Other	77,418	7,730	35,125	120,273
TOTAL	2,294,192	3,229,677	(1,905,169)	3,618,700

PROPERTY, PLANT, AND EQUIPMENT

Electric	32,426,732	3,540,860	376,180	36,343,772
Property under capital lease	783,096	-	-	783,096
Natural gas	313,817	-	439	314,256
Construction work in progress	1,134,194	411,523	1,602	1,547,319
Nuclear fuel under capital lease	527,521	-	-	527,521
Nuclear fuel	219,317	520,510	-	739,827
TOTAL PROPERTY, PLANT AND EQUIPMENT	35,404,677	4,472,893	378,221	40,255,791
Less - accumulated depreciation and amortization	16,150,763	561,698	153,928	16,866,389
PROPERTY, PLANT AND EQUIPMENT - NET	19,253,914	3,911,195	224,293	23,389,402

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	619,500	-	-	619,500
Other regulatory assets	3,647,154	-	-	3,647,154
Deferred fuel costs	172,202	-	-	172,202
Goodwill	374,099	3,073	-	377,172
Accumulated deferred income taxes	-	-	-	-
Other	231,156	821,382	(46,232)	1,006,306
TOTAL	5,044,111	824,455	(46,232)	5,822,334
		-
TOTAL ASSETS	$29,707,476	$10,590,812	$(2,933,691)	$37,364,597

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
December 31, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$406,016	$30,941	$275,000	$711,957
Notes payable:
Associated companies	207,161	-	(207,161)	-
Other	30,031	-	-	30,031
Account payable:
Associated companies	6,920	7,543	(14,463)	-
Other	758,886	231,119	8,223	998,228
Customer deposits	323,092	250	-	323,342
Taxes accrued	12,742	-	(12,742)	-
Accumulated deferred income taxes	41,125	-	7,459	48,584
Interest accrued	187,154	908	4,221	192,283
Deferred fuel costs	219,639	-	-	219,639
Obligations under capital leases	212,496	-	-	212,496
Pension and other postretirement liabilities	49,912	5,119	-	55,031
System agreement cost equalization	187,204	-	-	187,204
Other	48,643	163,328	3,231	215,202
TOTAL	2,691,021	439,208	63,768	3,193,997

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	6,506,974	3,052,967	(2,137,622)	7,422,319
Accumulated deferred investment tax credits	308,395	-	-	308,395
Obligations under capital leases	354,233	-	-	354,233
Other regulatory liabilities	421,985	-	-	421,985
Decommissioning and retirement cost liabilities	1,618,844	1,319,450	1,245	2,939,539
Accumulated provisions	127,634	9,090	4,591	141,315
Pension and other postretirement liabilities	1,771,351	469,688	-	2,241,039
Long-term debt	7,897,032	156,556	2,652,150	10,705,738
Other	750,024	317,661	(356,351)	711,334
TOTAL	19,756,472	5,325,412	164,013	25,245,897

Subsidiaries' preferred stock without sinking fund	186,510	-	30,833	217,343

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2009	2,161,268	774,274	(2,932,994)	2,548
Paid-in capital	2,416,633	1,027,164	1,926,245	5,370,042
Retained earnings	2,651,629	2,965,052	2,426,441	8,043,122
Accumulated other comprehensive income (loss)	(130,057)	59,702	(4,830)	(75,185)
Less - treasury stock, at cost (65,634,580 shares in 2009)	120,000	-	4,607,167	4,727,167
Total common shareholders' equity	6,979,473	4,826,192	(3,192,305)	8,613,360
Subsidiaries' preferred stock without sinking fund	94,000	-	-	94,000
TOTAL	7,073,473	4,826,192	(3,192,305)	8,707,360

TOTAL LIABILITIES AND EQUITY	$29,707,476	$10,590,812	$(2,933,691)	$37,364,597

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2010 vs December 31, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated
ASSETS

CURRENT ASSETS

Cash and cash equivalents:
Cash	$(9,167)	$247	$214	$(8,706)
Temporary cash investments	(240,539)	(98,595)	(26,187)	(365,321)
Total cash and cash equivalents	(249,706)	(98,348)	(25,973)	(374,027)
Securitization recovery trust account	22,528	-	-	22,528
Notes receivable	-	282,999	(282,999)	-
Accounts receivable:
Customer	117,932	(24,910)	-	93,022
Allowance for doubtful accounts	(3,638)	-	-	(3,638)
Associated companies	(7,984)	31,123	(23,139)	-
Other	24,329	-	530	24,859
Accrued unbilled revenues	70,824	-	261	71,085
Total accounts receivable	201,463	6,213	(22,348)	185,328
Deferred fuel costs	(107,643)	-	-	(107,643)
Accumulated deferred income taxes	25,078	871	(546)	25,403
Fuel inventory - at average cost	(4,963)	(529)	489	(5,003)
Materials and supplies - at average cost	11,481	9,134	27	20,642
Deferred nuclear refueling outage costs	6,267	19,680	-	25,947
System agreement cost equalization	(46,576)	-	-	(46,576)
Prepayments and other	1,425	(222,417)	302,754	81,762
TOTAL	(140,646)	(2,397)	(28,596)	(171,639)

OTHER PROPERTY AND INVESTMENTS

Investment in affiliates - at equity	-	-	(1,341)	(1,341)
Decommissioning trust funds	(2,238)	(2,045)	-	(4,283)
Non-utility property - at cost (less accumulated depreciation)	3,726	(235)	3,067	6,558
Other	(6,415)	(1,593)	48	(7,960)
TOTAL	(4,927)	(3,873)	1,774	(7,026)

PROPERTY, PLANT, AND EQUIPMENT

Electric	158,814	153,015	(11,484)	300,345
Property under capital lease	(753)	-	-	(753)
Natural gas	4,777	-	1	4,778
Construction work in progress	87,286	42,289	2,332	131,907
Nuclear fuel under capital lease	(527,521)	-	-	(527,521)
Nuclear fuel	476,717	46,091	-	522,808
TOTAL PROPERTY, PLANT AND EQUIPMENT	199,320	241,395	(9,151)	431,564
Less - accumulated depreciation and amortization	267,087	63,627	(1,416)	329,298
PROPERTY, PLANT AND EQUIPMENT - NET	(67,767)	177,768	(7,735)	102,266

DEFERRED DEBITS AND OTHER ASSETS

Regulatory assets:
Regulatory asset for income taxes - net	(12,721)	-	-	(12,721)
Other regulatory assets	368,185	-	-	368,185
Deferred fuel costs	-	-	-	-
Goodwill	-	-	-	-
Accumulated deferred income taxes	8,207	-	66,547	74,754
Other	21,043	(13,448)	26,063	33,658
TOTAL	384,714	(13,448)	92,610	463,876

TOTAL ASSETS	$171,374	$158,050	$58,053	$387,477

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Balance Sheet
June 30, 2010 vs December 31, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

Currently maturing long-term debt	$(70,014)	$(2,489)	$(49,000)	$(121,503)
Notes payable:
Associated companies	(207,161)	-	207,161	-
Other	173,943	-	-	173,943
Account payable:
Associated companies	10,194	7,217	(17,411)	-
Other	(13,140)	(17,068)	8,720	(21,488)
Customer deposits	4,713	(250)	-	4,463
Taxes accrued	518,639	701,338	(1,219,977)	-
Accumulated deferred income taxes	(35,795)	-	(7,459)	(43,254)
Interest accrued	(25,106)	2,183	1,859	(21,064)
Deferred fuel costs	(109,713)	-	-	(109,713)
Obligations under capital leases	(210,064)	-	-	(210,064)
Pension and other postretirement liabilities	(14,059)	316	-	(13,743)
System agreement cost equalization	(108,186)	-	-	(108,186)
Other	51,776	31,645	(305)	83,116
TOTAL	(33,973)	722,892	(1,076,412)	(387,493)

NON-CURRENT LIABILITIES

Accumulated deferred income taxes and taxes accrued	(122,757)	(841,012)	1,545,438	581,669
Accumulated deferred investment tax credits	(8,503)	-	-	(8,503)
Obligations under capital leases	(318,235)	-	-	(318,235)
Other regulatory liabilities	102,977	-	-	102,977
Decommissioning and retirement cost liabilities	53,911	48,574	43	102,528
Accumulated provisions	(35,716)	(6,645)	2	(42,359)
Pension and other postretirement liabilities	(50,506)	(9,938)	-	(60,444)
Long-term debt	508,764	863	(195,039)	314,588
Other	(40,330)	(27,463)	13,783	(54,010)
TOTAL	89,605	(835,621)	1,364,227	618,211

Subsidiaries' preferred stock without sinking fund	-	-	(619)	(619)

EQUITY

Common Shareholders' Equity:
Common stock, $.01 par value, authorized 500,000,000 shares;
issued 254,752,788 shares in 2010 and in 2009	-	-	-	-
Paid-in capital	-	15,840	(8,763)	7,077
Retained earnings	111,078	213,726	(94,773)	230,031
Accumulated other comprehensive income (loss)	4,664	41,213	(1,757)	44,120
Less - treasury stock, at cost	-	-	123,850	123,850
Total common shareholders' equity	115,742	270,779	(229,143)	157,378
Subsidiaries' preferred stock without sinking fund	-	-	-	-
TOTAL	115,742	270,779	(229,143)	157,378

TOTAL LIABILITIES AND EQUITY	$171,374	$158,050	$58,053	$387,477

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$2,214,972	$-	$(864)	$2,214,108
Natural gas	31,136	-	-	31,136
Competitive businesses	-	580,852	36,854	617,706
Total	2,246,108	580,852	35,990	2,862,950

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	556,503	54,514	20,529	631,546
Purchased power	407,246	1,694	7,518	416,458
Nuclear refueling outage expenses	27,070	37,151	-	64,221
Other operation and maintenance	470,957	234,756	(5,509)	700,204
Decommissioning	25,845	26,600	22	52,467
Taxes other than income taxes	100,224	24,613	2,131	126,968
Depreciation and amortization	216,330	35,340	3,897	255,567
Other regulatory charges (credits) - net	(10,722)	-	-	(10,722)
Total	1,793,453	414,668	28,588	2,236,709

OPERATING INCOME	452,655	166,184	7,402	626,241

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	17,630	-	-	17,630
Interest and dividend income	34,710	34,486	(33,404)	35,792
Other than temporary impairment losses	-	(837)	-	(837)
Miscellaneous - net	(4,008)	(5,770)	(7,002)	(16,780)
Total	48,332	27,879	(40,406)	35,805

INTEREST AND OTHER CHARGES
Interest on long-term debt	124,397	(1,916)	4,821	127,302
Other interest - net	15,693	4,995	189	20,877
Allowance for borrowed funds used during construction	(10,323)	-	-	(10,323)
Total	129,767	3,079	5,010	137,856

INCOME BEFORE INCOME TAXES	371,220	190,984	(38,014)	524,190

Income taxes	141,047	71,484	(8,624)	203,907

CONSOLIDATED NET INCOME	230,173	119,500	(29,390)	320,283

Preferred dividend requirements of subsidiaries	4,334	-	683	5,017

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$225,839	$119,500	$(30,073)	$315,266

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.20	$0.63	$(0.16)	$1.67
DILUTED	$1.18	$0.63	$(0.16)	$1.65

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				188,776,240
DILUTED				190,717,958

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$1,918,996	$-	$(550)	$1,918,446
Natural gas	28,834	-	-	28,834
Competitive businesses	-	544,929	28,580	573,509
Total	1,947,830	544,929	28,030	2,520,789

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	457,430	47,253	16,388	521,071
Purchased power	312,365	5,820	4,734	322,919
Nuclear refueling outage expenses	26,056	34,178	-	60,234
Other operation and maintenance	483,332	203,604	9,409	696,345
Decommissioning	24,537	24,750	20	49,307
Taxes other than income taxes	97,327	23,611	1,463	122,401
Depreciation and amortization	221,920	35,025	3,744	260,689
Other regulatory charges (credits) - net	13,327	-	-	13,327
Total	1,636,294	374,241	35,758	2,046,293

OPERATING INCOME	311,536	170,688	(7,728)	474,496

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	15,782	-	-	15,782
Interest and dividend income	48,424	35,751	(25,283)	58,892
Other than temporary impairment losses	-	(69,203)	-	(69,203)
Miscellaneous - net	(5,740)	(3,149)	(4,465)	(13,354)
Total	58,466	(36,601)	(29,748)	(7,883)

INTEREST AND OTHER CHARGES
Interest on long-term debt	111,967	2,233	10,957	125,157
Other interest - net	10,243	15,684	1,560	27,487
Allowance for borrowed funds used during construction	(8,483)	-	-	(8,483)
Total	113,727	17,917	12,517	144,161

INCOME BEFORE INCOME TAXES	256,275	116,170	(49,993)	322,452

Income taxes	104,700	35,959	(50,018)	90,641

CONSOLIDATED NET INCOME	151,575	80,211	25	231,811

Preferred dividend requirements of subsidiaries	4,332	-	665	4,998

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$147,243	$80,211	$(641)	$226,813

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.75	$0.41	-	$1.16
DILUTED	$0.74	$0.40	-	$1.14

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				196,105,002
DILUTED				198,243,169

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Three Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$295,976	$-	$(314)	$295,662
Natural gas	2,302	-	-	2,302
Competitive businesses	-	35,923	8,274	44,197
Total	298,278	35,923	7,960	342,161

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	99,073	7,261	4,141	110,475
Purchased power	94,881	(4,126)	2,784	93,539
Nuclear refueling outage expenses	1,014	2,973	-	3,987
Other operation and maintenance	(12,375)	31,152	(14,918)	3,859
Decommissioning	1,308	1,850	2	3,160
Taxes other than income taxes	2,897	1,002	668	4,567
Depreciation and amortization	(5,590)	315	153	(5,122)
Other regulatory charges (credits )- net	(24,049)	-	-	(24,049)
Total	157,159	40,427	(7,170)	190,416

OPERATING INCOME	141,119	(4,504)	15,130	151,745

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	1,848	-	-	1,848
Interest and dividend income	(13,714)	(1,265)	(8,121)	(23,100)
Other than temporary impairment losses	-	68,366	-	68,366
Miscellaneous - net	1,732	(2,621)	(2,537)	(3,426)
Total	(10,134)	64,480	(10,658)	43,688

INTEREST AND OTHER CHARGES
Interest on long-term debt	12,430	(4,149)	(6,136)	2,145
Other interest - net	5,450	(10,689)	(1,371)	(6,610)
Allowance for borrowed funds used during construction	(1,840)	-	-	(1,840)
Total	16,040	(14,838)	(7,507)	(6,305)

INCOME BEFORE INCOME TAXES	114,945	74,814	11,979	201,738

Income taxes	36,347	35,525	41,394	113,266

CONSOLIDATED NET INCOME	78,598	39,289	(29,415)	88,472

Preferred dividend requirements of subsidiaries	2	-	18	19

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$78,596	$39,289	$(29,432)	$88,453

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.45	$0.22	$(0.16)	$0.51
DILUTED	$0.44	$0.23	$(0.16)	$0.51

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$4,222,774	$-	$(1,736)	$4,221,038
Natural gas	127,163	-	-	127,163
Competitive businesses	-	1,194,627	79,468	1,274,095
Total	4,349,937	1,194,627	77,732	5,622,296

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,034,558	109,625	46,031	1,190,214
Purchased power	875,141	5,600	10,620	891,361
Nuclear refueling outage expenses	54,670	71,840	-	126,510
Other operation and maintenance	906,125	481,419	15,148	1,402,692
Decommissioning	51,266	52,735	42	104,043
Taxes other than income taxes	210,054	48,735	3,591	262,380
Depreciation and amortization	443,876	73,030	7,865	524,771
Other regulatory charges (credits) - net	17,370	-	-	17,370
Total	3,593,060	842,984	83,297	4,519,341

OPERATING INCOME	756,877	351,643	(5,565)	1,102,955

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	30,926	-	-	30,926
Interest and dividend income	72,538	77,683	(66,008)	84,213
Other than temporary impairment losses	-	(1,049)	-	(1,049)
Miscellaneous - net	(5,003)	(7,478)	(4,821)	(17,302)
Total	98,461	69,156	(70,829)	96,788

INTEREST AND OTHER CHARGES
Interest on long-term debt	247,012	36,853	10,372	294,237
Other interest - net	22,490	12,531	(1,879)	33,142
Allowance for borrowed funds used during construction	(18,325)	-	-	(18,325)
Total	251,177	49,384	8,493	309,054

INCOME BEFORE INCOME TAXES	604,161	371,415	(84,887)	890,689

Income taxes	231,017	157,689	(37,114)	351,592

CONSOLIDATED NET INCOME	373,144	213,726	(47,773)	539,097

Preferred dividend requirements of subsidiaries	8,667	-	1,366	10,033

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$364,477	$213,726	$(49,139)	$529,064

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.93	$1.13	$(0.26)	$2.80
DILUTED	$1.91	$1.12	$(0.26)	$2.77

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				188,988,284
DILUTED				190,999,699

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$3,947,153	$-	$(1,790)	$3,945,363
Natural gas	102,884	-	-	102,884
Competitive businesses	-	1,201,116	60,538	1,261,654
Total	4,050,037	1,201,116	58,748	5,309,901

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,235,487	98,720	32,853	1,367,060
Purchased power	628,897	7,655	9,622	646,174
Nuclear refueling outage expenses	51,146	65,867	-	117,013
Other operation and maintenance	905,991	403,562	31,836	1,341,389
Decommissioning	49,574	48,436	40	98,050
Taxes other than income taxes	203,731	49,870	3,197	256,798
Depreciation and amortization	442,280	68,665	7,596	518,541
Other regulatory charges (credits) - net	(16,147)	-	-	(16,147)
Total	3,500,959	742,775	85,144	4,328,878

OPERATING INCOME	549,078	458,341	(26,396)	981,023

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	32,730	-	-	32,730
Interest and dividend income	91,530	65,057	(51,309)	105,278
Other than temporary impairment losses	-	(84,939)	-	(84,939)
Miscellaneous - net	(8,463)	(8,207)	(9,983)	(26,653)
Total	115,797	(28,089)	(61,292)	26,416

INTEREST AND OTHER CHARGES
Interest on long-term debt	221,676	4,358	27,089	253,123
Other interest - net	15,786	26,766	4,228	46,780
Allowance for borrowed funds used during construction	(18,294)	-	-	(18,294)
Total	219,168	31,124	31,317	281,609

INCOME BEFORE INCOME TAXES	445,707	399,128	(119,005)	725,830

Income taxes	178,163	138,036	(62,513)	253,686

CONSOLIDATED NET INCOME	267,544	261,092	(56,492)	472,144

Preferred dividend requirements of subsidiaries	8,665	-	1,331	9,996

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$258,879	$261,092	$(57,823)	$462,148

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.33	$1.34	$(0.29)	$2.38
DILUTED	$1.31	$1.32	$(0.28)	$2.35

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				194,359,001
DILUTED				198,150,768

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Six Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$275,621	$-	$54	$275,675
Natural gas	24,279	-	-	24,279
Competitive businesses	-	(6,489)	18,930	12,441
Total	299,900	(6,489)	18,984	312,395

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(200,929)	10,905	13,178	(176,846)
Purchased power	246,244	(2,055)	998	245,187
Nuclear refueling outage expenses	3,524	5,973	-	9,497
Other operation and maintenance	134	77,857	(16,688)	61,303
Decommissioning	1,692	4,299	2	5,993
Taxes other than income taxes	6,323	(1,135)	394	5,582
Depreciation and amortization	1,596	4,365	269	6,230
Other regulatory charges (credits )- net	33,517	-	-	33,517
Total	92,101	100,209	(1,847)	190,463

OPERATING INCOME	207,799	(106,698)	20,831	121,932

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(1,804)	-	-	(1,804)
Interest and dividend income	(18,992)	12,626	(14,699)	(21,065)
Other than temporary impairment losses	-	83,890	-	83,890
Miscellaneous - net	3,460	729	5,162	9,351
Total	(17,336)	97,245	(9,537)	70,372

INTEREST AND OTHER CHARGES
Interest on long-term debt	25,336	32,495	(16,717)	41,114
Other interest - net	6,704	(14,235)	(6,107)	(13,638)
Allowance for borrowed funds used during construction	(31)	-	-	(31)
Total	32,009	18,260	(22,824)	27,445

INCOME BEFORE INCOME TAXES	158,454	(27,713)	34,118	164,859

Income taxes	52,854	19,653	25,399	97,906

CONSOLIDATED NET INCOME	105,600	(47,366)	8,719	66,953

Preferred dividend requirements of subsidiaries	2	-	35	37

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$105,598	$(47,366)	$8,684	$66,916

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$0.60	$(0.21)	$0.03	$0.42
DILUTED	$0.60	$(0.20)	$0.02	$0.42

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2010
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$8,158,761	$-	$(3,070)	$8,155,691
Natural gas	196,492	-	-	196,492
Competitive businesses	-	2,548,765	157,097	2,705,862
Total	8,355,253	2,548,765	154,027	11,058,045

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	1,824,461	226,925	80,096	2,131,482
Purchased power	1,602,662	13,585	24,143	1,640,390
Nuclear refueling outage expenses	108,541	142,266	-	250,807
Other operation and maintenance	1,838,145	926,775	48,696	2,813,616
Decommissioning	101,375	103,597	84	205,056
Taxes other than income taxes	408,822	94,934	5,687	509,443
Depreciation and amortization	927,836	145,813	15,356	1,089,005
Other regulatory charges (credits) - net	11,789	-	-	11,789
Total	6,823,631	1,653,895	174,062	8,651,588

OPERATING INCOME	1,531,622	894,870	(20,035)	2,406,457

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	57,742	-	-	57,742
Interest and dividend income	161,513	182,688	(128,608)	215,593
Other than temporary impairment losses	-	(2,209)	-	(2,209)
Miscellaneous - net	(621)	(18,632)	(11,792)	(31,045)
Total	218,634	161,847	(140,400)	240,081

INTEREST AND OTHER CHARGES
Interest on long-term debt	488,824	41,761	31,245	561,830
Other interest - net	38,657	32,383	(1,715)	69,325
Allowance for borrowed funds used during construction	(33,265)	-	-	(33,265)
Total	494,216	74,144	29,530	597,890

INCOME BEFORE INCOME TAXES	1,256,040	982,573	(189,965)	2,048,648

Income taxes	441,535	398,919	(109,809)	730,645

CONSOLIDATED NET INCOME	814,505	583,654	(80,156)	1,318,003

Preferred dividend requirements of subsidiaries	17,331	-	2,664	19,995

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$797,174	$583,654	$(82,820)	$1,298,008

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$4.19	$3.07	$(0.43)	$6.83
DILUTED	$4.15	$3.03	$(0.43)	$6.75

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				190,108,744
DILUTED				192,304,286

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$9,451,674	$-	$(3,601)	$9,448,073
Natural gas	201,360	-	-	201,360
Competitive businesses	-	2,469,279	155,941	2,625,220
Total	9,653,034	2,469,279	152,340	12,274,653

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	3,368,857	206,938	101,693	3,677,488
Purchased power	1,735,984	11,785	20,761	1,768,530
Nuclear refueling outage expenses	100,229	131,445	-	231,674
Other operation and maintenance	1,873,439	794,269	94,865	2,762,573
Decommissioning	98,334	96,235	79	194,648
Taxes other than income taxes	418,020	95,701	5,515	519,236
Depreciation and amortization	906,947	133,897	15,596	1,056,440
Other regulatory charges (credits) - net	(25,783)	-	-	(25,783)
Total	8,476,027	1,470,270	238,509	10,184,806

OPERATING INCOME	1,177,007	999,009	(86,169)	2,089,847

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	58,881	-	-	58,881
Interest and dividend income	168,183	119,185	(89,958)	197,410
Other than temporary impairment losses	-	(106,535)	-	(106,535)
Miscellaneous - net	(19,167)	(15,566)	(4,229)	(38,962)
Total	207,897	(2,916)	(94,187)	110,794

INTEREST AND OTHER CHARGES
Interest on long-term debt	440,377	5,054	65,544	510,975
Other interest - net	38,070	49,713	31,720	119,503
Allowance for borrowed funds used during construction	(33,508)	-	-	(33,508)
Total	444,939	54,767	97,264	596,970

INCOME BEFORE INCOME TAXES	939,965	941,326	(277,620)	1,603,671

Income taxes	352,780	248,268	(120,379)	480,669

CONSOLIDATED NET INCOME	587,185	693,058	(157,241)	1,123,002

Preferred dividend requirements of subsidiaries	17,329	-	2,662	19,991

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$569,856	$693,058	$(159,903)	$1,103,011

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$2.97	$3.61	$(0.84)	$5.74
DILUTED	$2.86	$3.48	$(0.72)	$5.62

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC				192,100,820
DILUTED				199,034,201

*Totals may not foot due to rounding.

Entergy Corporation

Consolidating Income Statement
Twelve Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	U.S. Utilities	Entergy Nuclear	Parent & Other	Consolidated

OPERATING REVENUES
Electric	$(1,292,913)	$-	$531	$(1,292,382)
Natural gas	(4,868)	-	-	(4,868)
Competitive businesses	-	79,486	1,156	80,642
Total	(1,297,781)	79,486	1,687	(1,216,608)

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel related expenses, and gas purchased for resale	(1,544,396)	19,987	(21,597)	(1,546,006)
Purchased power	(133,322)	1,800	3,382	(128,140)
Nuclear refueling outage expenses	8,312	10,821	-	19,133
Other operation and maintenance	(35,294)	132,506	(46,169)	51,043
Decommissioning	3,041	7,362	5	10,408
Taxes other than income taxes	(9,198)	(767)	172	(9,793)
Depreciation and amortization	20,889	11,916	(240)	32,565
Other regulatory charges (credits )- net	37,572	-	-	37,572
Total	(1,652,396)	183,625	(64,447)	(1,533,218)

OPERATING INCOME	354,615	(104,139)	66,134	316,610

OTHER INCOME (DEDUCTIONS)
Allowance for equity funds used during construction	(1,139)	-	-	(1,139)
Interest and dividend income	(6,670)	63,503	(38,650)	18,183
Other than temporary impairment losses	-	104,326	-	104,326
Miscellaneous - net	18,546	(3,066)	(7,563)	7,917
Total	10,737	164,763	(46,213)	129,287

INTEREST AND OTHER CHARGES
Interest on long-term debt	48,447	36,707	(34,299)	50,855
Other interest - net	587	(17,330)	(33,435)	(50,178)
Allowance for borrowed funds used during construction	243	-	-	243
Total	49,277	19,377	(67,734)	920

INCOME BEFORE INCOME TAXES	316,075	41,247	87,655	444,977

Income taxes	88,755	150,651	10,570	249,976

CONSOLIDATED NET INCOME	227,320	(109,404)	77,085	195,001

Preferred dividend requirements of subsidiaries	1	-	2	4

NET INCOME ATTRIBUTABLE TO ENTERGY CORPORATION	$227,319	$(109,404)	$77,083	$194,997

EARNINGS PER AVERAGE COMMON SHARE:
BASIC	$1.22	$(0.54)	$0.41	$1.09
DILUTED	$1.29	$(0.45)	$0.29	$1.13

*Totals may not foot due to rounding.

Entergy Corporation

Consolidated Cash Flow Statement
Three Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	2010	2009	Variance

OPERATING ACTIVITIES
Consolidated net income	$320,283	$231,811	$88,472
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(953)	(2,840)	1,887
Other regulatory charges (credits) - net	(10,722)	13,327	(24,049)
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	408,353	348,761	59,592
Deferred income taxes, investment tax credits, and non-current taxes accrued	209,108	94,419	114,689
Changes in working capital:
Receivables	(221,275)	(100,540)	(120,735)
Fuel inventory	11,326	13,668	(2,342)
Accounts payable	102,344	75,831	26,513
Taxes accrued	-	17,977	(17,977)
Interest accrued	7,861	370	7,491
Deferred fuel	(3,034)	(9,446)	6,412
Other working capital accounts	(136,247)	(36,587)	(99,660)
Provision for estimated losses and reserves	5,652	(19,923)	25,575
Changes in other regulatory assets	43,545	(7,695)	51,240
Changes in pensions and other postretirement liabilities	(33,303)	(15,803)	(17,500)
Other	90,631	38,400	52,231
Net cash flow provided by operating activities	793,569	641,730	151,839

INVESTING ACTIVITIES
Construction/capital expenditures	(471,106)	(476,319)	5,213
Allowance for equity funds used during construction	17,630	15,783	1,847
Nuclear fuel purchases	(153,493)	(30,678)	(122,815)
Proceeds from sale/leaseback of nuclear fuel	-	10,170	(10,170)
Proceeds from sale of assets and businesses	-	8,654	(8,654)
Changes in transition charge account	(588)	10,793	(11,381)
Decrease (increase) in other investments	(34,091)	9,772	(43,863)
Proceeds from nuclear decommissioning trust fund sales	716,606	699,040	17,566
Investment in nuclear decommissioning trust funds	(732,411)	(719,894)	(12,517)
Net cash flow used in investing activities	(657,453)	(472,679)	(184,774)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	483,244	293,317	189,927
Common stock and treasury stock	2,638	1,764	874
Retirement of long-term debt	(674,483)	(807,767)	133,284
Repurchase of common stock	(137,749)	-	(137,749)
Changes in credit line borrowings - net	30,491	(25,000)	55,491
Dividends paid:
Common stock	(156,904)	(147,074)	(9,830)
Preferred stock	(5,018)	(4,997)	(21)
Net cash flow used in financing activities	(457,781)	(689,757)	231,976

Effect of exchange rates on cash and cash equivalents	155	(1,345)	1,500

Net increase (decrease) in cash and cash equivalents	(321,510)	(522,051)	200,541

Cash and cash equivalents at beginning of period	1,657,034	1,802,958	(145,924)

Cash and cash equivalents at end of period	$1,335,524	$1,280,907	$54,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$138,166	$144,294	$(6,128)
Income taxes	$27,439	$12,000	$15,439

Noncash financing activities:
Long-term debt refunded with proceeds from
long-term debt issued in prior period	$(150,000)	-	$(150,000)

Entergy Corporation

Consolidated Cash Flow Statement
Six Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	2010	2009	Variance

OPERATING ACTIVITIES
Consolidated net income	$539,097	$472,144	$66,953
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	(515)	(1,630)	1,115
Other regulatory charges (credits) - net	17,370	(16,147)	33,517
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	831,785	697,205	134,580
Deferred income taxes, investment tax credits, and non-current taxes accrued	342,641	249,448	93,193
Changes in working capital:
Receivables	(177,445)	1,888	(179,333)
Fuel inventory	5,002	(3,963)	8,965
Accounts payable	23,094	(58,177)	81,271
Taxes accrued	-	5,193	(5,193)
Interest accrued	(28,815)	(37,043)	8,228
Deferred fuel	(2,070)	266,062	(268,132)
Other working capital accounts	(116,720)	(157,092)	40,372
Provision for estimated losses and reserves	(30,218)	(18,642)	(11,576)
Changes in other regulatory assets	(22,703)	(455,577)	432,874
Changes in pensions and other postretirement liabilities	(74,187)	(44,961)	(29,226)
Other	161,518	117,641	43,877
Net cash flow provided by operating activities	1,467,834	1,016,349	451,485

INVESTING ACTIVITIES
Construction/capital expenditures	(918,582)	(932,056)	13,474
Allowance for equity funds used during construction	30,926	32,730	(1,804)
Nuclear fuel purchases	(218,829)	(149,568)	(69,261)
Proceeds from sale/leaseback of nuclear fuel	-	21,210	(21,210)
Proceeds from sale of assets and businesses	9,675	8,654	1,021
Changes in transition charge account	(22,528)	2,962	(25,490)
NYPA value sharing payment	(72,000)	(72,000)	-
Decrease (increase) in other investments	62,325	17,111	45,214
Proceeds from nuclear decommissioning trust fund sales	1,487,387	1,282,206	205,181
Investment in nuclear decommissioning trust funds	(1,531,275)	(1,330,730)	(200,545)
Net cash flow used in investing activities	(1,172,901)	(1,119,481)	(53,420)

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	525,789	783,304	(257,515)
Common stock and treasury stock	8,716	2,691	6,025
Retirement of long-term debt	(774,772)	(1,022,790)	248,018
Repurchase of common stock	(137,749)	-	(137,749)
Changes in credit line borrowings - net	17,123	-	17,123
Dividends paid:
Common stock	(298,796)	(289,159)	(9,637)
Preferred stock	(10,033)	(9,995)	(38)
Net cash flow used in financing activities	(669,722)	(535,949)	(133,773)

Effect of exchange rates on cash and cash equivalents	762	(503)	1,265

Net increase (decrease) in cash and cash equivalents	(374,027)	(639,584)	265,557

Cash and cash equivalents at beginning of period	1,709,551	1,920,491	(210,940)

Cash and cash equivalents at end of period	$1,335,524	$1,280,907	$54,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$309,311	$321,186	$(11,875)
Income taxes	$26,054	$(3,139)	$29,193

Noncash financing activities:
Long-term debt retired (equity unit notes)	-	$(500,000)	$500,000
Common stock issued in settlement of equity unit purchase contracts	-	$500,000	$(500,000)
Proceeds from long-term debt issued for the purpose
of refunding prior long-term debt	$150,000	-	$150,000
Long-term debt refunded with proceeds from
long-term debt issued in prior period	$(150,000)	-	$(150,000)

Entergy Corporation

Consolidated Cash Flow Statement
Twelve Months Ended June 30, 2010 vs. 2009
(Dollars in thousands)
(Unaudited)

	2010	2009	Variance

OPERATING ACTIVITIES
Consolidated net income	$1,318,003	$1,123,002	$195,001
Adjustments to reconcile consolidated net income to net cash flow provided by operating activities:
Reserve for regulatory adjustments	607	(7,107)	7,714
Other regulatory charges (credits) - net	11,790	(25,783)	37,573
Depreciation, amortization, and decommissioning, including nuclear fuel amortization	1,593,441	1,420,065	173,376
Deferred income taxes, investment tax credits, and non-current taxes accrued	957,877	218,059	739,818
Changes in working capital:
Receivables	(62,889)	297,351	(360,240)
Fuel inventory	28,256	733	27,523
Accounts payable	67,020	(438,905)	505,925
Taxes accrued	(80,403)	80,403	(160,806)
Interest accrued	13,202	11,104	2,098
Deferred fuel	(195,818)	783,006	(978,824)
Other working capital accounts	(187,838)	(11,463)	(176,375)
Provision for estimated losses and reserves	(23,606)	(16,860)	(6,746)
Changes in other regulatory assets	17,717	(819,752)	837,469
Changes in pensions and other postretirement liabilities	42,563	843,698	(801,135)
Other	(115,279)	(30,443)	(84,836)
Net cash flow provided by operating activities	3,384,643	3,427,108	(42,465)

INVESTING ACTIVITIES
Construction/capital expenditures	(1,917,771)	(2,365,493)	447,722
Allowance for equity funds used during construction	57,741	58,882	(1,141)
Nuclear fuel purchases	(594,735)	(356,032)	(238,703)
Proceeds from sale/leaseback of nuclear fuel	263,787	165,954	97,833
Proceeds from sale of assets and businesses	40,575	8,654	31,921
Payment for purchase of plant	-	(210,414)	210,414
Insurance proceeds received for property damages	53,760	67,026	(13,266)
Changes in transition charge account	(26,526)	1,002	(27,528)
NYPA value sharing payment	(72,000)	(72,000)	-
Decrease (increase) in other investments	139,368	39,444	99,924
Proceeds from nuclear decommissioning trust fund sales	2,775,704	2,186,302	589,402
Investment in nuclear decommissioning trust funds	(2,867,717)	(2,225,258)	(642,459)
Net cash flow used in investing activities	(2,147,814)	(2,701,933)	554,119

FINANCING ACTIVITIES
Proceeds from the issuance of:
Long-term debt	1,745,954	2,439,456	(693,502)
Common stock and treasury stock	34,223	9,604	24,619
Retirement of long-term debt	(1,595,151)	(2,126,203)	531,052
Repurchase of common stock	(750,874)	(142,739)	(608,135)
Redemption of preferred stock	(1,847)	-	(1,847)
Changes in credit line borrowings - net	(7,877)	(120,000)	112,123
Dividends paid:
Common stock	(586,593)	(574,032)	(12,561)
Preferred stock	(19,996)	(19,990)	(6)
Net cash flow used in financing activities	(1,182,161)	(533,904)	(648,257)

Effect of exchange rates on cash and cash equivalents	(51)	3,215	(3,266)

Net increase (decrease) in cash and cash equivalents	54,617	194,486	(139,869)

Cash and cash equivalents at beginning of period	1,280,907	1,086,421	194,486

Cash and cash equivalents at end of period	$1,335,524	$1,280,907	$54,617

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest - net of amount capitalized	$556,542	$593,397	$(36,855)
Income taxes	$72,250	$6,239	$66,011

Noncash financing activities:
Long-term debt retired (equity unit notes)	-	$(500,000)	$500,000
Common stock issued in settlement of equity unit purchase contracts	-	$500,000	$(500,000)
Proceeds from long-term debt issued for the purpose
of refunding prior long-term debt	$150,000	-	$150,000
Long-term debt refunded with proceeds from
long-term debt issued in prior period	$(150,000)	-	$(150,000)